UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Pentair plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PENTAIR PLC

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held May 5, 2015

Our Annual General Meeting of Shareholders will be held at the Four Seasons Hotel, Hamilton Place, Park Lane, London, England, W1J7DR, on Tuesday, May 5, 2015, at 8:00 a.m., local time, to consider and vote upon the following proposals:

1.	By separate resolutions, to re-elect the following director nominees:

(a) Glynis A. Bryan	(e) T. Michael Glenn	(i) Ronald L. Merriman
(b) Jerry W. Burris	(f) David H. Y. Ho	(j) William T. Monahan
(c) Carol Anthony (John) Davidson	(g) Randall J. Hogan	(k) Billie Ida Williamson
(d) Jacques Esculier	(h) David A. Jones

2.	To approve, by non-binding advisory vote, the compensation of the named executive officers.

3.	To ratify, by non-binding advisory vote, the appointment of Deloitte & Touche LLP as the independent auditors of Pentair plc and to authorize, by binding vote, the Audit and Finance Committee of the Board of Directors to set the auditors’ remuneration.

4.	To authorize holding the 2016 Annual General Meeting of shareholders of Pentair plc at a location outside of Ireland.

5.	To authorize the price range at which Pentair plc can reissue shares it holds as treasury shares under Irish law.

6.	To consider and act on such other business as may properly come before the Annual General Meeting or any adjournment of the Annual General Meeting.

During the Annual General Meeting, management will also present, and the auditors will report to shareholders on, Pentair plc’s Irish statutory accounts.

Your vote is important. Only shareholders of record as of the close of business on March 6, 2015 are entitled to receive notice of and to vote at the Annual General Meeting. All of our shareholders are cordially invited to attend the meeting. We encourage you to vote your shares by submitting a proxy as soon as possible. You may submit a proxy by Internet or telephone as described in the Notice of Internet Availability of Proxy Materials. Alternatively, you may request a printed proxy card to submit your proxy as described in the Notice of Internet Availability of Proxy Materials. You may vote in person at the Annual General Meeting even if you submit your proxy by Internet, telephone or mail.

If you are a shareholder who is entitled to attend and vote at the Annual General Meeting, then you are entitled to appoint a proxy or proxies to attend and vote on your behalf. A proxy is not required to be a shareholder. If you wish to appoint as proxy any person other than the individuals specified by Pentair plc, please contact our Corporate Secretary at our registered office.

By Order of the Board of Directors

Angela D. Lageson, Secretary

March 26, 2015

PROXY STATEMENT

FOR THE

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

PENTAIR PLC

TO BE HELD ON TUESDAY, MAY 5, 2015

Page

Questions and Answers about Proxy Materials, Voting and the Annual General Meeting	1

Corporate Governance Matters	6

Proposal 1 — Re-elect Eleven Director Nominees	11

Proposal 2 — Approve, by Non-Binding Advisory Vote, the Compensation of the Named Executive Officers	18

Proposal 3 — Ratify, by Non-Binding Advisory Vote, the Appointment of Deloitte & Touche LLP as the Independent Auditors of Pentair plc and Authorize, by Binding Vote, the Audit and Finance Committee to Set the Auditors’ Remuneration	20

Proposal 4 — Authorize Holding the 2016 Annual General Meeting of Shareholders of Pentair plc at a Location Outside of Ireland	22

Proposal 5 — Authorize the Price Range at which Pentair plc Can Reissue Shares It Holds as Treasury Shares Under Irish Law	23

Compensation Discussion and Analysis	24

Compensation Committee Report	38

Executive Compensation	39

Summary Compensation Table	39

Grants of Plan-Based Awards in 2014	41

Outstanding Equity Awards at December 31, 2014	42

Option Exercises and Stock Vested Table	44

Pension Benefits	44

Nonqualified Deferred Compensation Table	47

Potential Payments Upon Termination or Change in Control	49

Risk Considerations in Compensation Decisions	55

Director Compensation	56

Security Ownership	59

Audit and Finance Committee Report	61

Section 16(a) Beneficial Ownership Reporting Compliance	61

Shareholder Proposals for the 2016 Annual General Meeting of Shareholders	61

Irish Companies Act 2014 (The “New Act”)	62

2014 Annual Report on Form 10-K	62

Reduce Duplicate Mailings	62

Appendix A – Reconciliation of GAAP to Non-GAAP Financial Measures	A-1

PROXY STATEMENT

FOR THE

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

PENTAIR PLC

TO BE HELD ON TUESDAY, MAY 5, 2015

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS, VOTING

AND THE ANNUAL GENERAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials to you because the Board of Directors of Pentair plc (the “Board”) is soliciting proxies for use at our Annual General Meeting of Shareholders to be held on May 5, 2015. We either (i) mailed you a Notice of Internet Availability of Proxy Materials on or before March 26, 2015 notifying each shareholder entitled to vote at the Annual General Meeting how to vote and how to electronically access a copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or (ii) mailed you a printed copy of such proxy materials and a proxy card in paper format. You received these proxy materials because you were a shareholder of record as of the close of business on March 6, 2015.

If you received a Notice of Internet Availability of Proxy Materials and would like to receive a printed copy of our proxy materials, including a proxy card in paper format on which you may submit your vote by mail, you should follow the instructions for requesting such proxy materials in the Notice of Internet Availability of Proxy Materials.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Irish statutory accounts and directors’ and auditors’ reports are available online at www.proxyvote.com. These materials provide you with the information you need to know to vote your shares. In this Proxy Statement, we may also refer to Pentair plc as “the company,” “we,” “our” or “us”.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By voting your proxy, you are giving the persons named on the proxy card the authority to vote your shares in the manner you indicate on your proxy card. You vote your proxy by telephone or over the Internet as directed in the Notice of Internet Availability of Proxy Materials or, if you have requested or received a proxy card, by signing and dating the proxy card and submitting it by mail.

What is the difference between a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other custodian or nominee, you are considered the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker, bank or other custodian or nominee on how to vote your shares.

Who is entitled to vote at the Annual General Meeting and how many votes do I have?

The Board has set the close of business on March 6, 2015 (Eastern Standard Time) as the record date for the Annual General Meeting. At the close of business on the record date, we had 179,773,760 ordinary shares outstanding and entitled to vote. All shareholders of record at the close of business on the record date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting. Beneficial owners whose banks, brokers or other custodians or nominees are shareholders registered in our share register with respect to the beneficial owners’ shares at the close of business on the record date are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the Annual General Meeting. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting.

How do I vote if I am a shareholder of record?

If you are a shareholder of record of ordinary shares, you can vote in the following ways:

•	By Internet: You can vote over the Internet at www.proxyvote.com by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	By Telephone: You can vote over the telephone by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•

By Mail: If you have requested or received a paper copy of a proxy card by mail, you can vote by completing the proxy card and then signing, dating and mailing the proxy card in the postage-paid envelope.

•	At the Annual General Meeting: If you plan to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot at the meeting.

How do I vote if I am a beneficial owner?

If you are a beneficial owner of ordinary shares, you can vote in the following ways:

•	General: You can vote by following the materials and instructions provided by your bank, broker or other custodian or nominee.

•

At the Annual General Meeting: If you plan to attend the Annual General Meeting and wish to vote your ordinary shares in person, then you must obtain a legal proxy, executed in your favor, from the shareholder of record of your shares (i.e., your broker, bank or other custodian or nominee) and bring it to the Annual General Meeting.

What is the deadline to vote my shares if I do not vote in person at the Annual General Meeting?

If you are a shareholder of record, you may vote by Internet or by telephone until noon (Eastern Standard Time) on May 4, 2015. If you are a shareholder of record and submit a proxy card, the proxy card must be received at the address stated on the proxy card by noon (Eastern Standard Time) on May 4, 2015. If you are a beneficial owner, please follow the voting instructions provided by your bank, broker or other custodian or nominee.

How do I attend the Annual General Meeting?

All shareholders of record as of the close of business on the record date are invited to attend and vote at the Annual General Meeting. For admission to the Annual General Meeting, shareholders should bring a form of photo identification to the shareholders check-in area at the meeting, where their ownership will be verified. Those who beneficially own shares should also bring account statements or letters from their banks, brokers or other custodians or nominees that they own our ordinary shares as of March 6, 2015 (see above for further information if you also intend to vote at the Annual General Meeting). Registration will begin at 7:00 a.m. (local time) and the Annual General Meeting will begin at 8:00 a.m. (local time).

May I change or revoke my proxy?

If you are a shareholder of record and have already voted, you may change or revoke your proxy before it is exercised at the Annual General Meeting in the following ways:

•	By voting by Internet or telephone at a date later than your previous vote but prior to the voting deadline;

•	By mailing a proxy card that is properly signed and dated later than your previous vote and that is received prior to the voting deadline; or

•	By attending the Annual General Meeting and voting in person.

If you are a beneficial owner, you must contact the record holder of your shares to revoke a previously authorized proxy or voting instructions.

What proposals are being presented at the Annual General Meeting and what vote is required to approve each proposal?

We intend to present the proposals set forth below for shareholder consideration and voting at the Annual General Meeting. Each proposal requires an affirmative vote at the level set forth below.

Proposal	Vote Required

1. Re-elect eleven director nominees	Majority of votes present and entitled to vote

2. Approve, by non-binding advisory vote, the compensation of the Named Executive Officers	Majority of votes present and entitled to vote

3. Ratify, by non-binding advisory vote, the appointment of Deloitte & Touche LLP as the independent auditors of Pentair plc and authorize, by binding vote, the Audit and Finance Committee to set the auditors’ remuneration

Majority of votes present and entitled to vote

4. Authorize holding the 2016 Annual General Meeting of Shareholders of Pentair plc at a location outside of Ireland	Majority of votes present and entitled to vote

5. Authorize the price range at which Pentair plc can reissue shares it holds as treasury shares under Irish law	75% of votes cast

What are the Board’s recommendations on how I should vote my shares?

The Board unanimously recommends that you vote your shares FOR each of Proposals 1-5.

What is the effect of broker non-votes and abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to New York Stock Exchange (“NYSE”) rules. If you do not provide voting instructions for proposals considered “non-routine” a “broker non-vote” occurs. We believe that Proposals 1 and 2 will be considered “non-routine” under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you. If a broker does not receive voting instructions from you regarding Proposals 1 and 2, the “broker non-vote” will have no effect on the vote on such agenda items. The “routine” proposals in this Proxy Statement are Proposals 3, 4 and 5, for which your broker has discretionary voting authority under the NYSE rules to vote your shares, even if the broker does not receive voting instructions from you.

Ordinary shares owned by shareholders electing to abstain from voting with respect to Proposals 1, 2, 3 and 4, which require the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual General Meeting, will be regarded as present at the Annual General Meeting and will have the effect of a vote “AGAINST” such agenda items. Ordinary shares owned by shareholders electing to abstain from voting with respect to Proposal 5, which requires the affirmative vote of seventy-five percent of the votes cast in person or by proxy at the Annual General Meeting, will have no effect on Proposal 5.

How will my shares be voted if I do not specify how they should be voted?

If you submit a proxy to the company-designated proxy holders and do not provide specific voting instructions, you instruct the company-designated proxy holders, or, if your shares are held in the Pentair Retirement Savings and Stock Incentive Plan, Fidelity Management Trust Company (or its designated affiliate) to vote your shares in accordance with the recommendations of the Board.

If your shares are held in the Pentair Retirement Savings and Stock Incentive Plan and you do not submit a proxy, Fidelity Management Trust Company (or its designated affiliate) will vote your shares along with all other uninstructed shares in proportion to the voting by Pentair Retirement Savings and Stock Incentive Plan shares for which instructed proxies were received.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, you instruct the company-designated proxy holders, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board.

What constitutes a quorum for the Annual General Meeting?

Our Articles of Association provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority of all shares entitled to vote, with abstentions and broker non-votes regarded as present for purposes of establishing the quorum.

Who will count the votes?

Representatives from The Carideo Group, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Annual General Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the costs of soliciting proxies sought by the Board. Proxies may be solicited on our behalf by our directors, officers or employees telephonically, electronically or by other means of communication. We have engaged Morrow & Co., LLC to assist us in the solicitation of proxies at a cost to us of $10,000.00, plus out-of-pocket expenses. We have requested that banks, brokers and other custodians and nominees who hold ordinary shares on behalf of beneficial owners forward soliciting materials to those beneficial owners. Upon request, we will reimburse banks, brokers and other custodians and nominees for reasonable expenses incurred by them in forwarding these soliciting materials to beneficial owners of our ordinary shares.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As explained in more detail below, we are using the “notice and access” system adopted by the U.S. Securities and Exchange Commission (the “SEC”) relating to the delivery of our proxy materials over the Internet. As a result, we mailed to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. Shareholders who received the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Notice of Internet Availability of Proxy Materials also serves as a Notice of Meeting.

What are the “notice and access” rules and how do they affect the delivery of the proxy materials?

The SEC’s notice and access rules allow us to deliver proxy materials to our shareholders by posting the materials on an Internet website, notifying shareholders of the availability of the proxy materials on the Internet and sending paper copies of proxy materials upon shareholder request. We believe that the notice and access rules allow us to use Internet technology that many shareholders prefer, continue to provide our shareholders with the information that they need and, at the same time, ensure more prompt delivery of the proxy materials. The notice and access rules also lower our cost of printing and delivering the proxy materials and minimize the environmental impact of printing paper copies.

Why did I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

You may have received multiple Notices of Internet Availability of Proxy Materials or proxy cards if you hold your shares in different ways or accounts (for example, 401k accounts, joint tenancy, trusts, custodial accounts) or in multiple accounts. If you are the beneficial owner of shares held in “street name”, you will receive your voting information from your bank, broker or other custodian or nominee, and you will vote as indicated in the materials you receive from your bank, broker or other custodian or nominee. You should vote your proxy for each separate account you have.

CORPORATE GOVERNANCE MATTERS

Board Governance

The Board has adopted and regularly reviews and, if appropriate, revises our Corporate Governance Principles and written charters for its Audit and Finance Committee, Compensation Committee and Governance Committee in accordance with rules of the SEC and the NYSE. We and our Board continue to be committed to the highest standards of corporate governance and ethics. The Board has adopted Pentair’s Code of Business Conduct and Ethics and has designated it as the code of ethics for our Chief Executive Officer and senior financial officers. Copies of all of these documents are available, free of charge, on our website at http://www.pentair.com/en/about-us/leadership/corporate-governance.

Board Leadership Structure

Our Corporate Governance Principles describe our policies concerning:

•	Selection and Composition of the Board

•	Board Leadership

•	Board Composition and Performance

•	Responsibilities of the Board

•	Board Relationship to Senior Management

•	Meeting Procedures

•	Committee Matters

•	Leadership Development

We do not have a policy requiring the positions of Chairman of the Board and Chief Executive Officer to be held by different persons. Rather, the Board has the discretion to determine whether or not the positions should be combined or split. Since 2002, our Chief Executive Officer has also been the Chairman of the Board. The Board believes that this leadership structure has worked well for several reasons, among them:

•	We historically have had a super-majority of independent directors with the Chief Executive Officer generally the only employee of our company serving as a director.

•	We have and have had since 2003 an independent member of the Board as our Lead Director.

•	Our Lead Directors have served as an effective communication channel between the independent Board members and the Chief Executive Officer and among the independent Board members.

•	Our independent directors meet in executive session without the Chief Executive Officer present at every regular meeting of the Board.

•	Our annual Board Assessment process addresses issues of Board structure and director performance.

Our Lead Director is selected by the independent directors on our Board. His role is to provide independent leadership to the Board, act as liaison between the non-employee directors and our company, and ensure that the Board operates independently of management. The principal responsibilities assigned to the Lead Director include:

•	Chairing the Board in the absence of the Chief Executive Officer;

•	Presiding over all executive sessions of the Board;

•	In conjunction with the Chairman of the Compensation Committee, giving annually the Board’s performance review of the Chief Executive Officer;

•	In conjunction with the Chairman of the Board, approving the agenda for Board meetings, including scheduling to assure sufficient time for discussion of all agenda items;

•	In conjunction with the Chairman of the Board and Committee Chairs, ensuring an appropriate flow of information to the Directors;

•	Holding one-on-one discussions with individual directors where requested by directors or the Board; and

•	Carrying out other duties as requested by the Board.

Board’s Role in Risk Oversight

At the direction of our Board, we have instituted an enterprise-wide risk management system to assess, monitor and mitigate risks that arise in the course of our business. The Board has determined that the Board as a whole, and not a separate committee, will oversee our risk management process. Each of our Board Committees has historically focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. Our chief financial officer and general counsel are the primary personnel responsible to the Board in the planning, assessment and reporting of our risk profile. The Board reviews an assessment of, and a report on, our risk profile on a regular basis.

Shareholder and Other Stakeholder Communication with the Board

If you are a shareholder or other stakeholder and wish to communicate with the Board, non-management directors as a group or any individual director, including the Lead Director, you may send a letter addressed to the relevant party, c/o Corporate Secretary, Pentair plc, P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU, United Kingdom. The Board has instructed the Corporate Secretary to forward such communications directly to the addressee(s).

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee, the Compensation Committee and the Governance Committee. The committees generally hold meetings when the Board meets and additionally as needed. Management representatives attend each committee meeting. Independent directors generally also meet in executive session without management present at each meeting.

Audit and Finance Committee

Role:	The Audit and Finance Committee is responsible, among other things, for assisting the Board with oversight of our accounting and financial reporting processes, oversight of our financing strategy, investment policies and financial condition, and audits of our financial statements. These responsibilities include the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of our external auditor and the performance of our internal audit function and of the external auditor. The Audit and Finance Committee is directly responsible for the appointment, compensation, evaluation, terms of engagement (including retention and termination) and oversight of the independent registered public accounting firm to serve as external auditor. The Audit and Finance Committee holds meetings periodically with our independent and internal auditors, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with our policies.

Meetings:	The Audit and Finance Committee held eight meetings in 2014.

Members:	The members of the Audit and Finance Committee are Ronald L. Merriman (Chair), Jerry W. Burris, Jacques Esculier, David H.Y. Ho and Billie I. Williamson. All members have been determined to be independent under SEC and NYSE rules. Mr. Merriman is a member of the audit committees of Aircastle Limited, Realty Income Corporation and Haemonetics Corporation, each of which is a publicly-traded company. The Board has determined that Mr. Merriman’s service on the audit committees of three other public companies does not impair his ability to effectively serve as Chair of our Audit and Finance Committee.

Report:	You can find the Audit and Finance Committee Report under “Audit and Finance Committee Report” of this Proxy Statement.

Financial Experts:	The Board has unanimously determined that all members of the Audit and Finance Committee are financially literate under NYSE rules and at least one member has financial management expertise. In addition, the Board has determined that all members of the Audit and Finance Committee qualify as “audit committee financial experts” under SEC standards.

Compensation Committee

Role:	The Compensation Committee sets and administers the policies that govern executive compensation within the framework determined by the Board. This includes establishing and reviewing executive base salaries and administering cash bonus and equity-based compensation under the Pentair plc 2012 Stock and Incentive Plan. The Compensation Committee also sets the Chief Executive Officer’s compensation based on the Board’s annual evaluation of the Chief Executive Officer’s performance. The Compensation Committee has engaged Aon Hewitt, a human resources consulting firm, to aid the Compensation Committee in its annual review of our executive and director compensation programs for continuing appropriateness and reasonableness and to make recommendations regarding executive officer and director compensation levels and structures. In reviewing our compensation programs, the Compensation Committee also considers other sources to evaluate external market, industry and peer company practices. Information regarding the independence of Aon Hewitt is included under “Compensation Discussion and Analysis – Services of Compensation Consultant.” A more complete description of the Compensation Committee’s practices can be found under “Compensation Discussion and Analysis” under the headings “Compensation Committee Practices,” “Services of Compensation Consultant,” “Role of Executive Officers in Compensation Decisions” and “Comparative Framework.”

Meetings:	The Compensation Committee held four meetings in 2014.

Members:	The members of the Compensation Committee are David A. Jones (Chair), Glynis A. Bryan, T. Michael Glenn and William T. Monahan. All members have been determined to be independent under NYSE rules.

Report:	You can find the Compensation Committee Report under “Compensation Committee Report” of this Proxy Statement.

Governance Committee

Role:	The Governance Committee is responsible for, among other things, identifying individuals qualified to become directors and recommending nominees to the Board for election at annual general meetings of shareholders. In addition, the Governance Committee monitors developments in director compensation and, as appropriate, recommends changes in director compensation to the Board. The Governance Committee is also responsible for developing and recommending to the Board our corporate governance principles. Finally, the Governance Committee oversees public policy matters and compliance with our Code of Business Conduct and Ethics.

Meetings:	The Governance Committee held four meetings in 2014.

Members:	The members of the Governance Committee are Glynis A. Bryan (Chair), T. Michael Glenn, David A. Jones and William T. Monahan. All members have been determined to be independent under NYSE rules.

Compensation Committee Interlocks and Insider Participation

During 2014, we did not employ any member of the Compensation Committee as an officer or employee and there were no interlock relationships.

Independent Directors

The Board determines the independence of each director for election as a director. The Board makes these determinations in accordance with the NYSE rules for independence of directors and our categorical standards of independence included in our Corporate Governance Principles. Based on these standards, the Board affirmatively determined that each of the following non-employee directors are independent and has no material relationship with us, except as a director or shareholder:

(1) Glynis A. Bryan	(6) David H. Y. Ho

(2) Jerry W. Burris	(7) David A. Jones

(3) Carol Anthony (John) Davidson	(8) Ronald L. Merriman

(4) Jacques Esculier	(9) William T. Monahan

(5) T. Michael Glenn	(10) Billie I. Williamson

In addition, based on the NYSE standards and our categorical standards of independence included in the Corporate Governance Principles, the Board affirmatively determined that Randall J. Hogan is not independent because he is our Chief Executive Officer.

In determining the independence of directors, our Governance Committee considers circumstances where one of our directors also serves as an employee of a company that is our customer or supplier. The Governance Committee has reviewed each of these relationships, which are set forth below. In each case, the relationship involves sales to or purchases from the organization indicated which (i) amount to less than the greater of $1 million or 2% of that organization’s consolidated gross revenues during each of 2014, 2013 and 2012; and (ii) during all relevant years were not of an amount or nature that impeded the director’s exercise of independent judgment.

Director	Relationships Considered

Glynis A. Bryan	Chief Financial Officer, Insight Enterprises, Inc.

Jacques Esculier	Chief Executive Officer of WABCO Holdings, Inc.

T. Michael Glenn	Executive Vice President – Market Development and Corporate Communications, FedEx Corporation; President and Chief Executive Officer – FedEx Corporate Services

David A. Jones	Senior Advisor, Oak Hill Capital Partners

Our Governance Committee also considered the fact that Carol Anthony (John) Davidson was Senior Vice President, Controller and Chief Accounting Officer of Tyco International Ltd. (“Tyco”) until September 28, 2012. Tyco was the parent company of Pentair Ltd. until the spin-off of Pentair Ltd. to Tyco’s shareholders occurred on September 28, 2012. Immediately following the spin-off, a wholly-owned subsidiary of Pentair Ltd. merged with and into Pentair, Inc., with Pentair, Inc. surviving as a wholly-owned subsidiary of Pentair Ltd. (the “Merger”). Due to the resulting leadership structure after the Merger, and the fact that Mr. Davidson’s relationship with the former parent of Pentair Ltd. ceased concurrently with the Merger, the Governance Committee determined that Mr. Davidson’s former officer position with Tyco did not impede Mr. Davidson’s exercise of independent judgment.

Policies and Procedures Regarding Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or five-percent shareholders or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

Potential related person transactions must be brought to the attention of the Governance Committee directly or to the General Counsel for transmission to the Governance Committee. Disclosure to the Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer or director becomes aware of the related person transaction. The Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of a number of factors, including the following:

•

whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with any of our directors, executive officers or five-percent shareholders;

•	whether there are demonstrable business reasons for us to enter into the related person transaction;

•	whether the related person transaction could impair the independence of a director under our Corporate Governance Principles’ standards for director independence; and

•

whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

We had no related person transactions during 2014. To our knowledge, no related person transactions are currently proposed.

PROPOSAL 1

Re-elect Eleven Director Nominees

(Ordinary Resolution)

Proposal of the Board

The Board, upon the recommendation of the Governance Committee, proposes all of our incumbent directors as nominees for re-election as directors for one-year terms that expire at the conclusion of the 2016 Annual General Meeting of Shareholders: Glynis A. Bryan, Jerry W. Burris, Carol Anthony (John) Davidson, Jacques Esculier, T. Michael Glenn, David H.Y. Ho, Randall J. Hogan, David A. Jones, Ronald L. Merriman, William T. Monahan and Billie I. Williamson.

If re-elected, each of the director nominees standing for re-election at the Annual General Meeting will serve on the Board until the Annual General Meeting in 2016. If any of the nominees should become unable to accept re-election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board. Management has no reason to believe that any of the nominees named above will be unable to serve their full term if elected.

Biographies of the director nominees follow. These biographies include their ages; an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors.

Vote Requirement

Under our Articles of Association, election of directors requires the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual General Meeting. A nominee who does not receive a majority of the votes in an uncontested election will not be elected to our Board. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Information About Directors

Board Composition

All of our incumbent directors, Glynis A. Bryan, Jerry W. Burris, Carol Anthony (John) Davidson, Jacques Esculier, T. Michael Glenn, David H.Y. Ho, Randall J. Hogan, David A. Jones, Ronald L. Merriman, William T. Monahan and Billie I. Williamson, are standing for re-election at the Annual General Meeting.

Directors’ Attendance

The Board held five meetings in 2014. In each of the regularly scheduled meetings, the independent directors in attendance also met in executive session, without the Chief Executive Officer or other management present. All directors attended at least 75% of the aggregate of all meetings of the Board and all meetings of the Committees on which they served during the period for which such persons served as directors in 2014. We expect our directors to attend our annual general meetings of shareholders. In May 2014, all of the directors then in office attended the 2014 Annual General Meeting of Shareholders, except for Leslie Abi-Karam whose term expired at the 2014 Annual General Meeting of Shareholders. William T. Monahan has served as the Board’s Lead Director since January 1, 2008 and acts as the presiding director for all executive sessions of the independent directors.

Director Qualifications; Diversity and Tenure

The Governance Committee searches for qualified candidates to be a director, reviews the qualifications of each candidate and recommends to the Board the names of qualified candidates to be nominated for election or re-election as directors. The Board reviews the candidates recommended by the Governance Committee and nominates candidates for election or re-election by the shareholders.

The Governance Committee recognizes that the contribution of the Board will depend both on the character and capacities of the directors taken individually and on their collective strengths. With this in mind, the Governance Committee evaluates candidates in light of a number of criteria. Directors are chosen with a view to bringing to the Board a variety of experience and backgrounds and establishing a core of business advisers with financial and management expertise. The Governance Committee also considers candidates who have substantial experience outside the business community, such as in the public, academic or scientific communities. The Governance Committee also takes into account the tenure of a director who has already been serving on the Board with a view to having a mix of shorter tenured directors who provide a fresh perspective and longer tenured directors who provide experience regarding our company and its business.

When they consider possible candidates for appointment or election as directors, the Governance Committee and the Board are also guided by the following principles, found in our Corporate Governance Principles:

•	the Corporate Governance Principles and the rules adopted by the SEC and the NYSE require that at least a majority of the Board consist of independent directors;

•	each director should be chosen without regard to sex, sexual orientation, race, religion or national origin;

•	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	each director should possess substantial and significant experience which would be of particular importance to us in the performance of the duties of a director;

•	each director should have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director; and

•

each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily the interests of a special interest group or constituency and be committed to enhancing long-term shareholder value.

Our Board’s policies on director qualifications emphasize our commitment to diversity at the Board level – diversity not only of sex, sexual orientation, race, religion or national origin but also diversity of experience, expertise and training. The Governance Committee in the first instance is charged with observance of these director selection guidelines, and strives in reviewing potential candidates to assess the fit of his or her qualifications with the needs of the Board and our company at that time, given the then current mix of directors’ attributes. Board composition, director effectiveness and Board processes, including director recruitment and selection, are all subject areas of our annual Board assessment.

Shareholder Nominees

Shareholders submitted to the Governance Committee no candidates for nomination for election as a director at the 2015 Annual General Meeting. According to our Articles of Association, a shareholder must give advance notice and furnish certain information in order to submit a nomination for election as a director. Any shareholder who wishes to present a candidate for consideration for election at the 2016 Annual General Meeting should send a letter identifying the name of the candidate and summary of the candidate’s qualifications, along with the other supporting documentation described in Articles 55, 57, 58 and 61 of our Articles of Association, to our Governance Committee. This letter should be addressed c/o Corporate Secretary, P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU, United Kingdom, no earlier than January 16, 2016 and no later than February 10, 2016 for consideration at the 2016 Annual General Meeting. You may find a copy of our Articles of Association on file with the SEC by searching the EDGAR archives at http://www.sec.gov/edgar/searchedgar/webusers.htm. You may also obtain a copy from us free of charge by submitting a written request to our principal executive offices at P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU, United Kingdom, Attention: Corporate Secretary.

Directors Standing For Re-election

Glynis A. Bryan, director since 2003, age 56.

Ms. Bryan serves as the Chair of our Governance Committee. Since 2007, Ms. Bryan has been the Chief Financial Officer of Insight Enterprises, Inc., a leading provider of information technology products and solutions to clients in North America, Europe, the Middle East and the Asia-Pacific region. Between 2005 and 2007, Ms. Bryan was the Executive Vice President and Chief Financial Officer of Swift Transportation Co., a holding company which operates the largest fleet of truckload carrier equipment in the United States. Between 2001 and 2005, Ms. Bryan was the Chief Financial Officer of APL Logistics, the supply-chain management arm of Singapore-based NOL Group, a logistics and global transportation business. Prior to joining APL, Ms. Bryan spent 16 years with Ryder System, Inc., a truck leasing company, where she held a series of progressively responsible positions in finance. In her last assignment, Ms. Bryan was Senior Vice President of Ryder Capital Services, where she led the development of the firm’s capital services business. In 1999 and 2000, Ms. Bryan served as Senior Vice President and Chief Financial Officer of Ryder Transportation Services.

Ms. Bryan has extensive global financial and accounting experience in a variety of business operations, especially in logistics services. Ms. Bryan originally served on the Audit and Finance Committee of the Board for five years, and was selected in 2009 by the Board to serve as the Chair of the Governance Committee. Her familiarity with all aspects of Board responsibilities at Pentair will be critical in the future as governance and risk management processes continue to develop.

Jerry W. Burris, director since 2007, age 51.

Mr. Burris is the former President and Chief Executive Officer of Associated Materials Group, Inc., a manufacturer of professionally installed exterior building products, serving in that role from 2011 until 2014. Between 2008 and 2011, he was President, Precision Components of Barnes Group Inc. From 2006 until 2008, Mr. Burris was the President of Barnes Industrial, a global precision components business within Barnes Group. Prior to joining Barnes Group, Mr. Burris worked at General Electric Company, a multinational technology and services conglomerate, where he served as president and chief executive officer of Advanced Materials Quartz and Ceramics in 2006. From 2003 to 2006, Mr. Burris was the general manager of global services for GE Healthcare. From 2001 to 2003, he led the integration of global supply chain sourcing for the Honeywell integration and served as the general manager of global sourcing for GE Industrial Systems. Mr. Burris first joined General Electric Company in 1986 in the GE Corporate Technical Sales and Marketing Program. Mr. Burris is also a director of Schramm, Inc., a portfolio company of GenNx360 Capital Partners.

Mr. Burris brings to our Board significant experience in management of global manufacturing operations and related processes, such as supply chain management, quality control and product development. Mr. Burris provides the Board with insight into operating best practices and current developments in a variety of management contexts.

Carol Anthony (John) Davidson, director since 2012, age 59.

From 2004 until 2012, Mr. Davidson was Senior Vice President, Controller and Chief Accounting Officer of Tyco International Ltd., a provider of diversified industrial products and services. Between 1997 and 2004, Mr. Davidson held a variety of leadership roles at Dell Inc., a computer and technology services company, including the positions of Vice President, Audit, Risk and Compliance, and Vice President, Corporate Controller. From 1981 to 1997, Mr. Davidson held a variety of accounting and financial leadership roles at Eastman Kodak Company, a provider of imaging technology products and services. Since 2010, Mr. Davidson has also been a director of DaVita HealthCare Partners Inc., a provider of kidney dialysis services, and since 2014 he has also been a director of Legg Mason, Inc., a global asset management company. Mr. Davidson is a member of the Board of Trustees of the Financial Accounting Foundation which oversees financial accounting and reporting standards setting processes for the United States, including oversight of the Financial Accounting Standards Board (FASB). Mr. Davidson also serves on the Board of Governors of the Financial Industry Regulatory Authority.

Mr. Davidson is a CPA with more than 30 years of leadership experience across multiple industries and brings a strong track record of building and leading global teams and implementing governance and controls processes.

Jacques Esculier, director since 2014, age 55.

Since 2007, Mr. Esculier has served as the Chief Executive Officer and a Director and, since 2009, as Chairman of WABCO Holdings, Inc., a leading global supplier of technologies and control systems for the safety and efficiency of commercial vehicles. From 2004 to 2007, Mr. Esculier served as Vice President of American Standard Companies Inc. and President of its Vehicle Control Systems business. Prior to holding that position, beginning in 2002, Mr. Esculier served as Business Leader for American Standard’s Trane Commercial Systems’ Europe, Middle East, Africa, India and Asia Region. From 1995 through 2001, Mr. Esculier served in leadership positions at Allied Signal/Honeywell, including as Vice President and General Manager of Environmental Control and Power Systems Enterprise and as Vice President of Aftermarket Services-Asia Pacific. A third party search firm recommended Mr. Esculier to the Governance Committee, which considered Mr. Esculier and recommended to the Board that Mr. Esculier be appointed as a director.

Mr. Esculier has significant leadership experience demonstrating a wealth of operational management, strategic, organizational and business transformation acumen. His deep knowledge of business in general and our businesses, strengths and opportunities in particular, as well as his experience as a director in a global public company allows him to make significant contributions to the Board.

T. Michael Glenn, director since 2007, age 59.

Since 1998, Mr. Glenn has been the Executive Vice President—Market Development and Corporate Communications of FedEx Corporation, a global provider of supply chain, transportation, business and related information services. Since 2000, Mr. Glenn has also served as President and Chief Executive Officer of FedEx Corporate Services, responsible for all marketing, sales, customer service and retail operations functions for all FedEx Corporation operating companies including FedEx Office. From 1994 to 1998, Mr. Glenn was Senior Vice President—Marketing and Corporate Communications of FedEx Express. Mr. Glenn is also a director of Level 3 Communications, Inc. and was formerly a director of Deluxe Corporation from 2004 to 2007 and Renasant Corporation from 2008 to 2012.

Mr. Glenn brings extensive strategic, marketing and communications experience to our Board from his service as one of the top leaders at FedEx Corporation. He has been an active participant in the development of our strategic plans, and a strong proponent for strengthening our branding and marketing initiatives.

David H. Y. Ho, director since 2007, age 55.

Mr. Ho is Chairman and founder of Kiina Investment Limited, a venture capital firm that invests in start-up companies in the technology, media, and telecommunications industries, and has significant executive experience with global technology companies. From 2007 until his retirement in 2008, he served as the Chairman of the Greater China Region for Nokia Siemens Networks, a telecommunications infrastructure company that is a joint venture between Finland-based Nokia Corporation and Germany-based Siemens AG. Between 2002 and 2007, Mr. Ho served in various capacities for Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation, a multinational telecommunications company. Between 1983 and 2001, Mr. Ho held various senior positions with Nortel Networks and Motorola Inc. in Canada and China. Mr. Ho is also a director of Air Products and Chemicals, Inc. (since 2013), China Ocean Shipping Company, a Chinese state owned enterprise (since 2012), Qorvo, Inc., formerly Triquint Semiconductor (since 2010) and Dong Fang Electric Corporation, a Chinese state owned enterprise (since 2009), and was a director of 3Com Corporation from 2008 through 2010, Owens-Illinois Inc. from 2008 to 2012 and Sinosteel Corporation from 2008 until 2012.

Mr. Ho brings extensive experience and business knowledge of global markets in diversified industries, with a strong track record in establishing and building businesses in China, and management expertise in operations, mergers, acquisitions and joint ventures in the area.

Randall J. Hogan, director since 1999, age 59.

Since January 1, 2001, Mr. Hogan has been our Chief Executive Officer. Mr. Hogan became Chairman of the Board on May 1, 2002. From December 1999 through December 2000, Mr. Hogan was our President and Chief Operating Officer. From March 1998 to December 1999, he was Executive Vice President and President of our Electrical and Electronic Enclosures Group. From 1995 to 1997, he was President of the Carrier Transicold Division of United Technologies Corporation, a leader in the transport refrigeration and air conditioning business. From 1994 until 1995, he was Vice President and General Manager of Pratt & Whitney Industrial Turbines. From 1988 until 1994, he held various executive positions at General Electric Company in a variety of functions such as marketing, product management and business development and planning. From 1981 until 1987, he was a consultant at McKinsey & Company where he led major global engagements on strategy, operations and organization for clients in the manufacturing, energy, chemical, electronics and engineering services industries. Mr. Hogan also served as a director of Unisys Corporation from 2004 to 2006 and Covidien plc from 2007 to 2015. Mr. Hogan is also a director of Medtronic plc where he is also a member of the Audit and Finance committees. Mr. Hogan serves as the Chairman of the Board of the Federal Reserve Bank of Minneapolis.

Mr. Hogan has significant leadership experience both with us and predecessor employers demonstrating a wealth of operational management, strategic, organizational and business transformation acumen. His deep knowledge of business in general and our businesses, strengths and opportunities in particular, as well as his experience as a director in two other complex global public companies allow him to make significant contributions to the Board.

David A. Jones, director since 2003, age 65.

Mr. Jones serves as the Chair of our Compensation Committee. Since 2008, Mr. Jones has been Senior Advisor to Oak Hill Capital Partners, a private equity firm. In 2010, Mr. Jones was appointed to the board of directors of Dave & Buster’s Holdings, Inc., an owner and operator of high-volume restaurant/entertainment venues, and in 2012, Mr. Jones was appointed to the board of directors of Earth Fare, Inc., one of the largest natural food retailers in the U.S., all of which are privately owned by Oak Hill Capital Partners. Between 1996 and 2007, Mr. Jones was Chairman and Chief Executive Officer of Spectrum Brands, Inc. (formerly Rayovac Corporation), a global consumer products company with major businesses in batteries, lighting, shaving/grooming, personal care, lawn and garden, household insecticide and pet supply product categories. From 1996 to 1998, he also served Rayovac as President. After Mr. Jones was no longer an executive officer of Spectrum Brands, it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009 and exited from bankruptcy proceedings in August 2009. From 1995 to 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer, and Chairman of the board of directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company. Mr. Jones also served as lead director of The Hillman Group from 2010 to 2014, as a director of Simmons Bedding Company from 2000 to 2010, as a director of Spectrum Brands from 1996 to 2007, and as a director of Tyson Foods, Inc. from 1999 to 2005.

Mr. Jones’ extensive management experience with both public and private companies and private equity funds, coupled with his global operational, financial and mergers and acquisitions expertise, have given the Board invaluable insight into a wide range of business situations. Mr. Jones has served on each of our Board Committees, which has given him an understanding of the impact on us of a wide range of business situations.

Ronald L. Merriman, director since 2004, age 70.

Mr. Merriman serves as the Chair of the Audit and Finance Committee. He is the retired Vice Chair of KPMG, a global accounting and consulting firm, where he served from 1967 to 1997 in various positions, including as a member of the Executive Management Committee. He also served as Executive Vice President of Ambassador International, Inc., a publicly-traded travel services business, from 1997 to 1999; Executive Vice President of Carlson Wagonlit Travel, a global travel management firm, from 1999 to 2000; Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003; and Managing Director of Merriman Partners, a management advisory firm, from 2004 to 2010. He is also a director of Aircastle Limited, Realty Income Corporation and Haemonetics Corporation.

Mr. Merriman’s extensive accounting and financial background has strengthened our Audit and Finance Committee and its processes. In addition, his global experience has assisted us in our expansion into overseas markets.

William T. Monahan, director since 2001, age 67.

Mr. Monahan serves as our Lead Director. In 2006, Mr. Monahan served as a director and the Interim Chief Executive Officer of Novelis, Inc., a global leader in aluminum rolled products and aluminum can recycling. From 1995 to 2004, Mr. Monahan was Chairman of the board of directors and Chief Executive Officer of Imation Corp., a manufacturer of magnetic and optical data storage media. He was involved in worldwide marketing with Imation and prior to that 3M Company. Mr. Monahan is also a director of The Mosaic Company and was formerly a director of Hutchinson Technology, Inc. from 2000 to 2013, Solutia Inc. from 2008 to 2012 and Novelis, Inc. from 2005 to 2007.

Mr. Monahan brings to our Board a wealth of global operational and management experience, as well as a deep understanding of our businesses gained as a long serving member of our Board. Mr. Monahan has extensive service as a board member and chief executive officer at companies in a number of different industries. His broad international perspective on business operations has been instrumental as we become more global.

Billie Ida Williamson, director since 2014, age 62.

Ms. Williamson has over three decades of experience auditing public companies as an employee and partner of Ernst & Young LLP. From 1998 until December 2011, Ms. Williamson served Ernst & Young as a Senior Assurance Partner. Ms. Williamson was also Ernst & Young’s Americas Inclusiveness Officer, a member of its Americas Executive Board, which functions as the Board of Directors for Ernst & Young dealing with strategic and operational matters, and a member of the Ernst & Young U.S. Executive Board responsible for partnership matters for the firm. Previously, Ms. Williamson served as Senior Vice President, Finance and

Corporate Controller of Marriott International, Inc., a leading global hospitality company, from 1996 to 1998. Prior to joining Marriott, Ms. Williamson served for 3 years as Chief Financial Officer of AMX Corporation, a technology company focused on automation and control of work and home environments. Ms. Williamson currently also serves as a board member of Exelis Inc., where she is also a member of its audit and nominating and governance committees, Energy Future Holdings Corp., where she also serves as chair of the audit committee, and Janus Capital Group Inc., where she also is a member of the audit committee and the nominating and corporate governance committee. Ms. Williamson was formerly a director of Annie’s Inc. from 2012 to 2014.

Ms. Williamson is qualified to serve on our Board of Directors because of her extensive financial and accounting knowledge and experience, including her service as a principal financial officer, as an independent auditor to numerous Fortune 250 companies and as a member of the board of directors of other companies, as well as her broad experience with SEC reporting and her professional training and standing as a Certified Public Accountant.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

RE-ELECTION OF EACH DIRECTOR NOMINEE.

PROPOSAL 2

Approve, by Non-Binding Advisory Vote, the Compensation of the Named Executive Officers

(Ordinary Resolution)

Proposal of the Board

The Board proposes that the shareholders approve, by non-binding advisory vote, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this Proxy Statement.

Executive compensation is an important matter to us, the Board and the Compensation Committee and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of the Named Executive Officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this Proxy Statement.

As we describe in detail under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this Proxy Statement, we have designed our executive compensation programs to align executive and shareholder interests by rewarding the achievement of specific annual, longer-term and strategic goals that create long-term shareholder value. We utilize our executive compensation programs to provide competitive compensation within our peer group that will motivate and reward executives for achieving financial and strategic objectives, provide rewards commensurate with performance to incentivize the Named Executive Officers to perform at their highest levels, encourage innovation and growth, attract and retain the Named Executive Officers and other key executives and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.

The Compensation Committee has overseen the development and implementation of our executive compensation programs in line with these compensation objectives. The Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs to ensure that we provide competitive compensation that motivates the Named Executive Officers to perform at their highest levels while increasing long-term value to our shareholders.

With these compensation objectives in mind, the Compensation Committee has taken compensation actions including the following:

•

Linking the annual cash incentive for the Named Executive Officers to performance goals that correlate strongly with two primary corporate objectives of improving the financial return from our businesses and strengthening our balance sheet through cash flow improvement and debt reduction.

•

Making a significant portion of total compensation “at risk” if certain performance goals are not satisfied or otherwise subject to our future performance to further align the incentives of our Named Executive Officers with the interests of our shareholders.

•	Requiring executive officers to maintain certain stock ownership levels through the establishment of stock ownership guidelines.

•	Generally limiting perquisites to a limited annual cash allowance and not providing tax reimbursements on such perquisites.

The Compensation Committee’s compensation actions like those described above demonstrate our continued commitment to align executive compensation with shareholders’ interests while providing competitive compensation to attract, motivate and retain the Named Executive Officers and other key executives. We will continue to review and adjust our executive compensation programs with these goals in mind to ensure the long-term success of our company and generate increased long-term value to our shareholders.

The Board and the Compensation Committee request the support of our shareholders for the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This non-binding advisory vote to approve the compensation of the Named Executive Officers gives our shareholders the opportunity to make their opinions known about our executive compensation programs. As we seek to align our executive compensation programs with the interests of our shareholders while continuing to retain key talented executives that drive our company’s success, we ask that our shareholders approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Vote Requirement

Approval, by non-binding advisory vote, of the compensation of the Named Executive Officers requires the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual General Meeting.

EACH OF THE BOARD AND THE COMPENSATION COMMITTEE

UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

Ratify, by Non-Binding Advisory Vote, the Appointment of Deloitte & Touche LLP as the Independent Auditors of Pentair plc and Authorize, by Binding Vote, the Audit and Finance Committee to Set the Auditors’ Remuneration

(Ordinary Resolution)

Proposal of the Board

Deloitte & Touche LLP served as our independent auditors for the fiscal year ended December 31, 2014. The Audit and Finance Committee has selected and appointed Deloitte & Touche LLP to audit our financial statements for the fiscal year ending December 31, 2015. The Board, upon the recommendation of the Audit and Finance Committee, is asking our shareholders to ratify, by non-binding advisory vote, the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2015 and to authorize, by binding vote, the Audit and Finance Committee of the Board of Directors to set the independent auditors’ remuneration. Although approval is not required by our Articles of Association or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our shareholders for approval by non-binding advisory vote because we value our shareholders’ views on our independent auditors. If the appointment of Deloitte & Touche LLP is not ratified by shareholders, it will be considered as notice to the Board and the Audit and Finance Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit and Finance Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

We expect that one or more representatives of Deloitte & Touche LLP will be present at the Annual General Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

Audit and Finance Committee Pre-approval Policy

The Audit and Finance Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit and Finance Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit and Finance Committee after the Committee is advised of the nature of the engagement and particular services to be provided. The Audit and Finance Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2014. Responsibility for this pre-approval may be delegated to one or more members of the Audit and Finance Committee; all such approvals, however, must be disclosed to the Audit and Finance Committee at its next regularly scheduled meeting. The Audit and Finance Committee may not delegate authority for pre-approvals to management.

Service Fees Paid to the Independent Auditors

We engaged Deloitte & Touche LLP, Deloitte AG, Deloitte & Touche (Ireland) and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) to provide various audit, audit-related, tax and other permitted non-audit services to us during fiscal years 2014 and 2013. Their fees for these services were as follows (in thousands):

	2014	2013
Audit fees (1)	$11,262	$11,785
Audit-related fees (2)	292	484
Tax fees (3)
Tax compliance and return preparation	974	996
Tax planning and advice	703	1,370

Total tax fees	1,677	2,366
Total	$13,231	$14,635

(1)	Consists of fees for audits of our consolidated annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements, statutory audits, reviews of SEC filings, consents for registration statements and comfort letters in connection with securities offerings.

(2)	Consists of fees for due diligence, employee benefit plan audits and certain other attest services.

(3)	Consists of fees for tax compliance and return preparation and tax planning and advice.

Vote Requirement

Ratification, by non-binding advisory vote, of the appointment of Deloitte & Touche LLP as the independent auditors of Pentair plc and the authorization, by binding vote, of the Audit and Finance Committee to set the auditors’ remuneration requires the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual General Meeting.

EACH OF THE BOARD AND THE AUDIT AND FINANCE COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF PENTAIR PLC AND THE AUTHORIZATION OF THE AUDIT AND FINANCE COMMITTEE TO SET THE AUDITORS’ REMUNERATION.

PROPOSAL 4

Authorize Holding the 2016 Annual General Meeting of Shareholders of Pentair plc at a Location Outside of Ireland

(Ordinary Resolution)

Proposal of the Board

Under Irish law and in accordance with Article 30 of our Articles of Association, the shareholders of Pentair plc must authorize holding any annual general meeting of shareholders at a location outside of Ireland. The Board may determine to hold the 2016 Annual General Meeting of Shareholders outside of Ireland, and is therefore asking our shareholders to authorize holding the 2016 Annual General Meeting of Shareholders at a location outside of Ireland.

The text of the resolution in respect of Proposal 4 is as follows:

IT IS RESOLVED, that the Annual General Meeting of Shareholders of Pentair plc in 2016 may be held at such place outside Ireland as may be determined by the directors.

Vote Requirement

Authorization to hold the 2016 Annual General Meeting of Shareholders of Pentair plc at a location outside of Ireland requires the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual General Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

AUTHORIZATION TO HOLD THE 2016 ANNUAL GENERAL MEETING OF

SHAREHOLDERS OF PENTAIR PLC AT A LOCATION OUTSIDE OF IRELAND.

PROPOSAL 5

Authorize the Price Range at Which Pentair plc Can Reissue

Shares It Holds as Treasury Shares Under Irish Law

(Special Resolution)

Proposal of the Board

Our historical open-market share repurchases (redemptions) and other share buyback activities result in ordinary shares being acquired and held by us as treasury shares. We may reissue treasury shares that we acquire through our various share buyback activities in connection with our employee compensation programs.

Under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization will expire after eighteen months unless renewed. Accordingly, we expect to propose renewal of this authorization at subsequent Annual General Meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be reissued are 95% and 120%, respectively, of the average closing price per ordinary share, as reported on the New York Stock Exchange, for the 30 trading days immediately preceding the proposed date of reissuance. Any reissuance of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

The text of the resolution in respect of Proposal 5 (which is proposed as a special resolution) is as follows:

IT IS RESOLVED, as a special resolution, that for the purposes of section 209 of the Companies Act 1990, the re-issue price range at which any treasury shares (as defined by section 209 of the Companies Act 1990) for the time being held by Pentair plc may be issued off-market shall be as follows:

1.	the maximum price at which a treasury share may be re-issued off-market shall be an amount equal to 120% of the “market price”.

2.	the minimum price at which a treasury share may be re-issued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under any employee or director share or option plan operated by Pentair plc or, in all other cases, 95% of the “market price”.

3.	for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of Pentair plc, as reported on the New York Stock Exchange, for the 30 trading days immediately preceding the day on which the relevant share is re-issued.

FURTHER RESOLVED, that this authority to reissue treasury shares shall expire on the date 18 months from the date of the passing of this resolution unless previously varied, revoked or renewed in accordance with the provisions of section 209 of the Companies Act 1990.

Vote Requirement

Authorization of the price range at which Pentair plc can reissue shares it holds as treasury shares under Irish law requires the affirmative vote of seventy-five percent of the votes cast in person or by proxy at the Annual General Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AUTHORIZATION

OF THE PRICE RANGE AT WHICH PENTAIR PLC CAN REISSUE SHARES

IT HOLDS AS TREASURY SHARES UNDER IRISH LAW.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program, Philosophy and Objectives

The Compensation Committee (the “Committee”) of our Board sets and administers the policies that govern our executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing our annual incentive compensation plans;

•	overseeing our long-term equity-based compensation plan;

•	approving all awards under those plans;

•	annually evaluating risk considerations in connection with our executive compensation programs; and

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annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer and the other officers named in the Summary Compensation Table below (collectively, the “Named Executive Officers”).

The Committee, which exclusively consists of independent directors, believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish this by rewarding the achievement of specific annual, longer-term and strategic goals that create lasting shareholder value. The Committee’s specific objectives include:

•	to motivate and reward executives for achieving financial and strategic objectives;

•	to align management and shareholder interests by encouraging employee stock ownership;

•	to provide rewards commensurate with individual and company performance;

•	to encourage innovation and growth; and

•	to attract and retain top-quality executives and key employees.

To balance these objectives, our executive compensation program uses the following elements:

•	base salary, to provide fixed compensation competitive in the marketplace;

•	annual incentive compensation, to reward short-term performance against specific financial targets and individual goals;

•	long-term incentive compensation, to link management incentives to long-term value creation and shareholder return; and

•	retirement, perquisites and other benefits, to attract and retain executives over the longer term.

We discuss each of these components below under “2014 Compensation Program Elements.”

2014 Business Results*

We have a long-standing commitment to performance for our shareholders, which we fulfilled in 2014. Our adjusted earnings per diluted share from continuing operations increased 24% to $3.78 in 2014 compared to adjusted earnings per diluted share from continuing operations of $3.05 in 2013. Our sales during 2014 were $7.0 billion, up 1% compared to 2013 and up 2% excluding the impact of foreign currency. Our adjusted operating income increased 13% over the prior year to a record $1.0 billion in 2014. Our adjusted operating margins expanded 160 basis points to 14.5% compared to adjusted operating margins in 2013. Free cash flow of $889 million represented over 120% conversion of adjusted net income driven by an increase in net income from continuing operations before non-controlling interest and strong working capital improvements. We also increased the cash dividend paid to our shareholders for the 38th consecutive year and returned $1.4 billion to our shareholders through a combination of dividends and share repurchases during 2014.

2014 Say on Pay Vote

In May 2014 (after many of the 2014 executive compensation actions described in this Compensation Discussion and Analysis had taken place), we held our annual advisory shareholder vote on the compensation of our Named Executive Officers (our “say on pay vote”) at our annual shareholders’ meeting, and, consistent with the recommendation of the Board, our shareholders approved the compensation of our Named Executive Officers with more than 96% of votes cast in favor. Consistent with this strong vote of shareholder approval, we did not make any material changes to our executive compensation programs in response to the outcome of the vote. However, as described below, we made changes to our executive compensation programs as part of our ongoing efforts to improve our practices and respond to shareholder input.

Changes to our Compensation Programs in 2014

We implemented several substantive changes to our executive compensation programs in 2014, including the following:

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Clawback Policy. We adopted a clawback policy. Under this policy, certain incentive compensation earned by our executive officers may be recouped if the executive officer’s fraud or intentional misconduct is a significant contributing factor to a restatement of financial results. The incentive compensation subject to this policy includes cash bonuses, cash performance units and equity-based awards subject to performance-based vesting conditions to the extent the compensation was paid, credited or earned during the year after the financial results were first disclosed.

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Enhanced Stock Ownership Guideline Requirements. We increased the level of ownership required for our Chief Executive Officer under our stock ownership guidelines from five times to six times his base salary.

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Equity Holding Policy. We adopted an equity holding policy. Under this policy, executive officers who are subject to our stock ownership guidelines are required to retain 100% of the net number of shares acquired under equity awards until the ownership guidelines are satisfied.

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Amendment to Minimum Vesting Periods. In December 2014, the Committee amended our 2012 Stock and Incentive Plan (the “ 2012 Plan”) to require a minimum 12-month vesting period for all time-vesting equity-based awards granted under the Plan after the amendment. In practice, our time-vesting equity-based awards have historically included multi-year vesting periods, but we incorporated a 12-month minimum into the 2012 Plan to ensure that minimum vesting periods are expressly required.

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Enhanced Disclosure of Long-Term Incentive Performance Measures. We enhanced our disclosure concerning our performance measures under our long-term incentive compensation program, including additional information on the threshold, target and maximum performance goals and corresponding payout percentages.

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Eliminated Overlapping Performance Measures. In previous years, we used free cash flow as a performance measure for both annual incentive compensation and long-term incentive compensation. In our annual incentive compensation program, free cash flow was one of four performance measures under our Management Incentive Plan (“MIP”). In our long-term incentive compensation, free cash flow was a performance measure for our restricted stock unit awards and for the bonus pool for our cash settled performance units. In response to shareholder recommendations to eliminate overlapping performance metrics under our incentive programs, in 2014 we replaced free cash flow as a performance measure in our long-term incentive compensation program with adjusted net income.

*	Please see Appendix A for reconciliations of GAAP to non-GAAP financial measures included in this section.

Compensation Committee Practices

The Committee meets regularly to review, discuss and approve executive compensation and employee benefit plan matters. Committee members generally receive written materials several days prior to each regularly scheduled meeting. At the close of each regularly scheduled Committee meeting, the Committee conducts an executive session without management present. When appropriate, the Committee also meets in executive session at the close of special meetings. At the Committee’s request, the Committee’s external compensation consultant reviews committee meeting materials and attends meetings.

In making changes to our compensation programs, the Committee considers our compensation philosophy and objectives, as well as external market, industry and peer company practices and shareholder feedback. The Committee reviews each element of the executive compensation program annually for continuing appropriateness and reasonableness.

The Committee reviewed and approved equity grants for newly hired and promoted employees as required throughout the year. Committee actions relating to executive salaries, incentive awards and long-term compensation, as well as changes to our compensation programs, were submitted to the full Board for ratification and approval.

Services of Compensation Consultant

During 2014, the Committee continued to retain Aon Hewitt, an external compensation consultant, to advise the Committee on executive compensation issues. See “Corporate Governance Matters – Committees of the Board – Compensation Committee” for disclosure relating to services provided to us by affiliates of Aon Hewitt. The Committee evaluated the independence of Aon Hewitt and the individual representatives of Aon Hewitt who served as the Committee’s consultants in light of the factors required by the NYSE. Aon Hewitt is a wholly owned subsidiary of Aon Corporation, which provides insurance brokerage and benefit administrative outsourcing services to us. For the year ended December 31, 2014, we paid Aon Corporation approximately $2,926,012 for these services and Aon Hewitt approximately $208,040 for executive compensation consulting for the Committee. The decision to engage Aon Corporation for insurance brokerage and benefit administrative outsourcing services was made by management and was not approved by the Board or the Committee. The Committee concluded, based on the evaluation described above, that the services performed by Aon Corporation with respect to insurance and benefits administration did not raise a conflict of interest or impair Aon Hewitt’s ability to provide independent advice to the Committee regarding executive compensation matters.

At the direction of the Committee, Aon Hewitt advises the Committee in implementing and overseeing appropriate compensation programs and policies. As part of this process, Aon Hewitt provides the Committee with comparative market data based on analyses of the practices of the Comparator Group defined below under “Comparative Framework” and relevant survey data. The comparative market data that Aon Hewitt provides address the structure of the compensation programs maintained by the Comparator Group companies as well as the amount of compensation they provide. Aon Hewitt provides guidance on industry best practices and advises the Committee in determining appropriate ranges for base salaries, annual incentives and equity compensation for each senior executive position.

Role of Executive Officers in Compensation Decisions

At the request of the Committee, the Chief Executive Officer and the Senior Vice President, Human Resources, generally attend meetings of the Committee, but are not present in executive sessions and do not participate in deliberations of their own compensation. Our human resources group assists the Committee as requested on specific topics regarding compensation, as well as on specific recommendations for compensation for management throughout our company.

The Chief Executive Officer annually reviews with the Committee the performance of each executive officer (other than himself) and presents compensation recommendations based on these reviews to the Committee. The Committee reviews these recommendations with Aon Hewitt and exercises its discretion in adopting, rejecting or changing them.

The Board and the Committee employ a formal rating process to evaluate the Chief Executive Officer’s performance. As part of this process, the Board reviews financial and other relevant data related to the performance of the Chief Executive Officer at each meeting of the Board throughout the year. At the end of the year, each independent director provides an evaluation and rating of the Chief Executive Officer’s performance in various categories. The Committee Chair submits a consolidated rating report and the Committee’s recommendations regarding the Chief Executive Officer’s compensation to the independent directors for review and ratification. The Lead Director chairs a discussion with the independent directors in executive session without the Chief Executive Officer present. From that discussion, the Committee finalizes the Chief Executive Officer’s performance rating. The Committee Chair and the Lead Director review the final performance rating results and commentary with the Chief Executive Officer. The Committee takes the performance rating and financial data into account in determining the Chief Executive Officer’s compensation and the Board’s adoption of goals and objectives for the Chief Executive Officer for the following year.

Comparative Framework

In setting compensation for 2014, the Committee commissioned Aon Hewitt to provide benchmarking data for our executive officers, including our Named Executive Officers. The companies in the peer group from which the benchmarking data were drawn were based on four selection criteria:

•	Publicly-traded on a major exchange.

•	Similar in business scope and/or operations to our business units.

•	Within a reasonable revenue range (0.5x to 3x) compared to our revenue following the Merger.

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Same or similar industry to ours, based on Global Industry Classification Standard (“GICS”) code: industrial machinery, electrical components and equipment, building products, electronic components and industrial conglomerates.

Aon Hewitt also performed a “peer-of-peers” analysis to identify companies common in other peer groups that were not identified by the four selection criteria above by reviewing peers of our current peers as well as companies that use our company in their peer group. In addition, Aon Hewitt considered those companies identified by independent corporate governance organizations as being peers of our company. Based on these criteria, the Committee selected the following 16 companies as our 2014 comparator group for purposes of benchmarking (the “Comparator Group”):

Danaher Corporation	Dover Corporation	Eaton Corporation plc
Emerson Electric Co.	Flowserve Corporation	Illinois Tool Works Inc.
Ingersoll-Rand plc	Masco Corp.	Medtronic, Inc.
Parker-Hannifin Corporation	Rockwell Automation, Inc.	SPX Corporation
Stanley Black & Decker, Inc.	Timken Co.	Tyco International Ltd.
Xylem Inc.

The Comparator Group companies had revenues ranging from approximately $3.8 billion to $24.5 billion, with average revenues of approximately $11.5 billion.

At its September 2014 meeting, the Committee approved an updated comparator group for use in setting compensation for 2015. Based on Aon Hewitt’s review and recommendations, the Committee removed Medtronic, Inc. from the 2015 comparator group due to its anticipated merger with Covidien plc and added Cummins Inc. and AGCO Corporation as new comparator group companies for 2015.

2014 Compensation Program Elements

For the year ended December 31, 2014, the principal components of compensation for Named Executive Officers were:

•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation, consisting of stock options, restricted stock units and cash settled performance units;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

The Committee reviews total compensation for executive officers and the relative levels of each of these forms of compensation against the Committee’s goals to attract, retain and incentivize talented executives and to align the interests of these executives with those of our long-term shareholders.

Base Salaries

We provide Named Executive Officers with a fixed base salary. Focusing on the market value of each position, the Committee’s goal is to target approximately the 50th percentile (the “Midpoint”) of the Comparator Group for executives’ base salary ranges based on available market data. Market data include published survey data and proxy statement data for our Comparator Group. The Committee establishes each Named Executive Officer’s salary within a range of 25% of the Midpoint. Differences in base salaries among the Named Executive Officers and the extent to which a Named Executive Officer’s base salary is set at a level other than the Midpoint are decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance.

In December 2013, the Committee undertook its annual review of base salaries for the Named Executive Officers and other management personnel, in accordance with its normal procedures. Following a market review by Aon Hewitt, the Committee, with the Board’s concurrence, approved annual merit increases to base salary ranging from 3.0-4.5% for each executive officer effective January 1, 2014. The adjusted base salaries remained within the range of 25% of the Midpoint described in the preceding paragraph.

Annual Incentive Compensation Plan

To achieve the objective of providing competitive compensation to attract and retain top talent while linking pay to annual performance, we pay a portion of our executives’ cash compensation as incentive compensation tied to annual business performance as measured against annual goals established by the Committee. In 2014, we provided cash annual incentive compensation to our executive officers, including the Named Executive Officers, under the MIP. MIP awards were granted under the 2012 Plan. The Committee had no discretion to increase formula-derived incentive compensation under the MIP.

The Committee determined a percentage of each Named Executive Officer’s base salary as a targeted level of incentive compensation opportunity under the MIP, based on the Committee’s review of Aon Hewitt’s recommendations, relevant survey data and, in the case of Named Executive Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Committee sets each executive’s target incentive compensation opportunity so that if we attain target performance levels, annual cash incentive levels will be between the 50th and 75th percentiles of our Comparator Group’s target payouts. The Committee believes that establishing annual cash incentive compensation targets above the 50th percentile of competitive compensation programs is an effective means of enhancing the performance-based elements of our compensation program. By offering greater potential rewards for achievement of the performance goals under our annual cash incentive compensation program, we believe we provide enhanced motivation for our Named Executive Officers to achieve the performance goals determined by the Committee. This leverages the effectiveness of the performance-based elements of our compensation program, further aligning management and shareholder interests.

Differences in target levels of incentive compensation opportunity among the Named Executive Officers are decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility and experience. An executive officer’s base salary multiplied by the incentive compensation opportunity percentage establishes the target incentive compensation for which the executive officer is eligible. The Committee determined incentive compensation targets in 2014 for all Named Executive Officers. These incentive compensation targets as a percentage of salary and a dollar amount, based on actual base salary paid during 2014, were as follows:

	Target as a % of Salary	Target in Dollars
Randall J. Hogan	160%	1,962,762
John L. Stauch	100%	642,500
Frederick S. Koury	80%	372,000
Angela D. Lageson	80%	400,000
Mark C. Borin	70%	282,450

Actual incentive compensation awarded to each Named Executive Officer may range from 0 to 2 times the target, depending on actual company and individual performance, as described below. If we attain superior performance levels such that the actual incentive compensation awarded is at or near 2 times the target, cash incentive compensation could exceed the 75th percentile of the Comparator Group; if we do not attain target performance levels for any of the goals, cash incentive compensation will be below the 50th percentile of our Comparator Group.

To establish the performance goals and related targets applied to MIP payments for the Named Executive Officers, the Committee examined goals that were recommended by the Chief Executive Officer, after consultation with the Chief Financial Officer and certain other executive officers, and that were based solely on objectively determinable financial performance measures. The Committee then assessed these recommendations in light of comparable data of the Comparator Group and relevant survey data. In February 2014, the Committee established the performance goals for 2014 for the MIP, which the Board then ratified. The MIP performance goals that applied to the Named Executive Officers (prior to adjustments specified in the MIP), as well as the weight assigned to each performance goal and the corresponding payout levels, were as follows:

Financial Performance Measure	Weight	Threshold (Required for any payout; payouts begin at 75%)	Target (100% payout)	Maximum (200% payout)
Operating Income (year-over-year growth)	40%	$1,074 million (13.7% increase over prior year)	$1,090 million (15.4% increase over prior year)	$1,128 million (19.5% increase over prior year)
Sales (year-over-year growth)	25%	$7,592 million (1.5% increase over prior year)	$7,746 million (3.6% increase over prior year)	$7,928 million (6.0% increase over prior year)
Free Cash Flow	15%	$800 million	$850 million	$925 million
EBITDA	20%	$1,000 million was required for any payout

The general framework of the MIP performance goals remained similar to previous years, except that the Committee increased the relative weight assigned to sales from 20% to 25% and decreased the relative weight assigned to free cash flow by a corresponding amount, from 20% to 15% to better reflect the importance of sales to our overall financial performance.

We defined operating income under the MIP as the excess of revenues over expenses for normal operating activities, sales as sales excluding the impact of acquisitions and divestitures, free cash flow as cash from operating activities less capital expenditures, plus proceeds from sale of property and equipment and EBITDA as earnings before interest, taxes, depreciation and amortization.

The Committee believed that these performance goals correlate strongly with two primary corporate objectives: to improve the financial return from our businesses and to strengthen our balance sheet through cash flow improvement and debt reduction. All of the target levels for the performance goals were aligned with our corporate objectives as set forth in our annual operating plan.

To provide an added performance incentive, the Committee determined that the amount of incentive compensation related to each performance goal other than EBITDA would be scaled according to the amount by which the measure exceeded or fell short of the target. The Committee also determined that the performance goals for operating income, sales and free cash flow should have a threshold level below which no incentive compensation would be earned, and that potential payouts would be scaled from 0.75 at the threshold to 2.0 times at the maximum, as detailed above.

In the case of EBITDA, the Committee determined that attainment of this performance goal is a necessary, but not sufficient, condition to trigger a payout under the EBITDA component of the MIP. If the EBITDA threshold was not attained, no award would be made for this performance goal. If the EBITDA threshold was attained, the Named Executive Officer would be eligible for up to the maximum payout under this component of the award. The Committee retained the discretion to reduce, but not to increase, the amount of the payout under this component to a Named Executive Officer, based upon the Named Executive Officer’s individual performance, as measured according to the applicable strategy deployment factor (“SDF”). The SDF measures an individual executive’s performance against expectations in the attainment of corporate strategic goals set by the Board. The SDF is determined by the Committee for each Named Executive Officer based on its assessment of individual performance following consultation with the Chief Executive Officer.

The actual incentive compensation of each Named Executive Officer was determined by multiplying the eligible target incentive compensation amount by a multiplier determined as described above. For 2014, actual results as measured by the performance goals under the MIP (other than SDF) were as follows:

Financial Performance Measure	Weight	Actual Financial Results	Actual Payout Percentage
Operating Income (year-over-year growth)	40%	$1,025.0 million	30.0%
Sales (year-over-year growth)	25%	$7,039.0 million	0%
Free Cash Flow	15%	$ 888.5 million	30.0%
EBITDA	20%	$1,275.5 million	30% to 35%

Adjustments to operating income and EBITDA for factors specified in the MIP included: redomicile related costs ($10.3 million), restructuring and other charges ($109.6 million), pension “mark to market” losses ($49.9 million), and divestitures ($49.0 million). Adjustments to sales for factors specified in the MIP related to the impact of divestitures ($486.0 million). Adjustments to free cash flow for factors specified in the MIP related to the impact of divestitures ($46.0 million). The Committee determined that each Named Executive Officer’s performance in 2014 met or exceeded individual performance expectations. Based on this determination, the resulting incentive bonus percentage for the EBITDA measure ranged from 30% to 35% of each Named Executive Officer’s target for this portion of the award (20% weighting times 150% to 175%). Based on the foregoing, the Named Executive Officers received the MIP payouts that are reflected in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation-Summary Compensation Table.”

2014 Long-Term Incentive Compensation

The Committee emphasizes executive compensation that is tied to building and sustaining our company’s value through ordinary share performance over time. We provide long-term compensation to our executives to further the objectives of:

•	motivating and rewarding executives through share price appreciation;

•	encouraging innovation and growth;

•	aligning management and shareholder interests; and

•	attracting and retaining key executive talent.

In keeping with this philosophy, the Committee establishes long-term incentive compensation targets between the 50th and 75th percentiles of competitive compensation programs, based on the Committee’s assessment of both published survey data and data from our Comparator Group. The Committee believes that establishing long-term incentive compensation targets above the 50th percentile of competitive compensation programs is an effective means of enhancing the performance-based elements of our compensation program. By offering greater potential rewards for achievement of the performance goals under our long-term incentive compensation program, we believe we provide enhanced motivation for our Named Executive Officers to achieve the performance goals determined by the Committee. This leverages the effectiveness of the performance-based elements of our compensation program, further aligning management and shareholder interests.

In 2014, the Committee awarded long-term incentive compensation under the 2012 Plan. As it does each year, the Committee used benchmark data (including compensation surveys, Comparator Group information and other data provided by Aon Hewitt) to set competitive target dollar award levels for each Named Executive Officer and for each position or grade level. Differences in target dollar award levels among the Named Executive Officers were decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance. Individual awards generally range between 80 and 120 percent of the target award level, with actual award amounts determined by the Committee based on its assessment of both the executive’s individual performance against his or her individual performance goals in the previous year and company performance in the previous year against our strategic plan. If we build and sustain long-term shareholder value through superior performance, ongoing long-term incentive values may exceed the 75th percentile of our Comparator Group.

The Committee approved in December 2013 the elements and mix of long-term incentive compensation granted effective January 2, 2014 under the 2012 Plan. The Committee granted all Named Executive Officers a mix of the following components: stock options, restricted stock units and cash settled performance units.

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Stock options: The Committee determined that it would grant ten-year stock options, with one third of the options vesting on each of the first, second and third anniversaries of the grant date, as in prior years. For the 2014 grant, stock options constituted one-third of the long-term incentive award’s total value.

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Restricted stock units: The Committee determined that it would grant restricted stock units. Each restricted stock unit represents the right to receive one of our ordinary shares upon vesting and includes one dividend equivalent unit, which entitles the holder to a cash payment equal to all cash dividends declared on our ordinary shares from and after the date of grant. As in 2013, the Committee imposed a performance condition on the restricted stock units, which required our company to meet a specified goal for adjusted net income in 2014. If such goal was achieved, then one-third of the restricted stock units would vest on each of the first three anniversaries of the grant date. As discussed above, the use of adjusted net income as the performance measure for restricted stock units was a change from free cash flow, the measure used in a previous year. We made this change in response to feedback from shareholders expressing a preference to reduce the overlap among our performance measures for various components of our incentive compensation programs. As previously disclosed, the three-year vesting schedule for the restricted stock units granted in 2014 was a change from the schedule used in prior years, under which one-half of the units would vest on each of the third and fourth anniversaries of the grant date. The Committee made this change in September 2013 to enhance the competitiveness of our restricted stock unit awards based on its belief that three-year vesting is the most common vesting schedule for similar awards granted by other publicly-traded companies.

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Cash settled performance units: The Committee determined that it would also grant cash settled performance units in 2014 from a bonus pool that would be established only if our company met a specified goal for adjusted net income in 2014. From this bonus pool, each participant, including the Named Executive Officers, would be granted cash settled performance units. Each performance unit entitled the holder to a cash payment following the end of a three-year performance period if we achieved specified company performance goals on metrics established by the Committee. The performance goals selected by the Committee for the 2014 to 2016 performance period, as well as the weighting and potential payout levels, were as follows:

Financial Performance Measure	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
Compounded Annual Growth Rate (CAGR) of Revenue in 2014-2016 Compared to 2013	50%	1.0% CAGR	3.0% CAGR	6.0% CAGR
Return on Invested Capital (ROIC) in 2014-2016 Compared to 2013	50%	100 basis point increase	250 basis point increase	450 basis point increase

Payouts would be scaled for performance between threshold and target and between target and maximum. An executive officer could elect to defer receipt of the cash payment under our Non-Qualified Deferred Compensation Plan. For the 2014 grant, the value of cash settled performance units awarded constituted one-third of the long-term incentive award’s total value.

As discussed above, the use of adjusted net income as the performance measure for the bonus pool for the cash settled performance units was a change from free cash flow, the measure used in previous years. We made this change in response to feedback from shareholders expressing a preference to reduce the overlap among our performance measures for various components of our incentive compensation programs.

In addition to the long-term incentive compensation awards for all Named Executive Officers that were effective in January 2014, in December 2014 the Committee approved an increase in long-term incentive compensation for Mr. Borin. The Committee granted the increase in the form of an additional grant of stock options with the same terms as the January 2014 stock option grants described above. The additional grant was effective as of December 15, 2014. The Committee approved the change to recognize and compensate Mr. Borin for an increase in his duties upon his assumption of responsibility for certain treasury functions, in addition to his responsibilities for our controller and tax functions. The amount of the increase was determined based on the Committee’s overall target for Mr. Borin’s 2014 long-term incentive compensation at 150% of then-current base salary.

The value of stock options and restricted stock units and a range of values for the cash settled performance units granted to the Named Executive Officers in 2014 are reflected in the table under “Executive Compensation-Grants of Plan-Based Awards Table.”

The value of restricted stock units that vested for each Named Executive Officer in 2014 and the value of options exercised by each Named Executive Officer in 2014 are shown in the table under “Executive Compensation-Option Exercises and Stock Vested.”

The Committee reviews and approves all equity awards to newly hired or promoted executives at regular meetings throughout the year. As a rule, the Committee grants awards to newly hired or promoted executives that are effective the earlier of the 15th day of the month following the date of hire or promotion or the 15th day of the month following the date of the Committee meeting at which the grant is approved. If the 15th day of such month is a day on which the NYSE is not open for trading, then the grant date will be the first day following the 15th day of such month on which the NYSE is open for trading. The Committee has also given the Committee Chair and the Chief Executive Officer discretion to grant equity awards to newly hired or promoted executives as required throughout the year, within the guidelines of the 2012 Plan. The Committee then ratifies these grants at its next meeting. All options are granted with an exercise price equal to fair market value based on the closing share price on the effective day of grant.

Stock Ownership Guidelines

The Committee and the Board have established stock ownership guidelines for the Named Executive Officers and other executives to motivate them to become significant shareholders and to further encourage long-term performance and growth. The Committee monitors our executives’ compliance with these stock ownership guidelines and periodically reviews the definition of “stock ownership” to reflect the practices of companies in the Comparator Group. For 2014, “stock ownership” included ordinary shares owned by the officer both directly and indirectly, the pro-rated portion of unvested restricted stock, restricted stock units, and shares held in our employee stock ownership plan or our employee stock purchase plan. The Committee determined that, over a period of five years from appointment, certain executives should accumulate and hold ordinary shares equal to specified multiples of base salary. As described above under “— Changes to our Compensation Programs in 2014,” in 2014 the Committee increased the multiple of base salary required of our Chief Executive Officer from five to six to enhance the alignment of his interests with those of our shareholders. Following this change, the multiples of base salary required by the guidelines were as follows:

Executive Level	Stock Ownership Guidelines (as a multiple of salary)
Chief Executive Officer	6.0x base salary
Executive Vice President and Chief Financial Officer	3.0x base salary
Senior Vice President, Human Resources; Senior Vice President and General Counsel	2.5x base salary
Other key executives	2.0x base salary

Stock Ownership for the Currently-Serving Named Executive Officers as of December 31, 2014

	Share Ownership	12/31/14 Market Value ($) (1)	Ownership Guideline ($)	Meets Guideline
Randall J. Hogan	563,038	37,396,984	7,360,356	Yes
John L. Stauch	171,612	11,398,469	1,927,500	Yes
Frederick S. Koury	96,454	6,406,475	1,162,500	Yes
Angela D. Lageson	36,087	2,396,899	1,250,000	Yes
Mark C. Borin	33,253	2,208,664	807,000	Yes

(1)	The amounts in this column were calculated by multiplying the closing market price of our ordinary shares on December 31, 2014 (the last trading day of our most recently completed fiscal year) of $66.42 by the number of shares owned.

Equity Holding Policy

As described above under “— Changes to our Compensation Programs in 2014,” we adopted an equity holding policy. Under this policy, executive officers who are subject to our stock ownership guidelines are required to retain 100% of the net number of shares acquired under equity awards until the ownership guidelines are satisfied. This policy may be waived to the extent its application to any individual executive officer would cause undue hardship to the executive officer.

Clawback Policy

As described above under “— Changes to our Compensation Programs in 2014,” we adopted a clawback policy. Under this policy, certain incentive compensation earned by our executive officers may be recouped if the executive officer’s fraud or intentional misconduct is a significant contributing factor to a restatement of financial results. The incentive compensation subject to this policy includes cash bonuses, cash performance units and equity-based awards subject to performance-based vesting conditions to the extent the compensation was paid, credited or earned during the year after the financial results were first disclosed. We intend to amend the policy as and when necessary to reflect applicable changes in law and stock exchange listing standards, including the requirements of the final regulations and listing standards expected to be issued pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Policy Prohibiting Hedging and Pledging

We adopted a policy that prohibits our executive officers and directors from engaging in hedging or pledging transactions involving our ordinary shares or other Pentair securities.

Retirement and Other Benefits

Eligible Named Executive Officers and other executives and employees participate in the Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan. We also provide other benefits such as medical, dental and life insurance and disability coverage to employees, including the Named Executive Officers. We aim to provide employee and executive benefits at levels that reflect competitive market levels at the 50th percentile of similar benefits given by our Comparator Group. Descriptions of the Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan are below under “Executive Compensation – Pension Benefits.”

Medical, Dental, Life Insurance and Disability Coverage

Employee benefits such as medical, dental, life insurance and disability coverage are available to all U.S.-based participants through our active employee plans. In addition to these benefits to active employees, we provide post-retirement medical, dental and life insurance coverage to certain retirees in accordance with the legacy company plans which applied at the time the employees were hired. We provide up to one and a half times annual salary (up to $1,000,000) in life insurance, and up to $15,000 per month in long-term disability coverage. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available to all of our U.S. salaried employees.

Other Paid Time-Off Benefits

We also provide vacation and other paid holidays to all employees, including the Named Executive Officers, which we have determined to be comparable to those provided at other large companies.

Deferred Compensation

We sponsor a non-qualified deferred compensation program, called the Sidekick Plan, for our U.S. executives within or above the pay grade that has a midpoint annual salary of $196,100 in 2014. This plan permits executives to defer up to 25% of their base salary and 75% of their annual cash incentive compensation. Executives also may defer receipt of restricted stock units or cash settled performance units. We normally make contributions to the Sidekick Plan on behalf of participants similar to our contributions under the RSIP/ESOP Plan with respect to each participant’s contributions from that portion of his or her income above the maximum imposed by Section 401(a)(17) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which was $260,000 in 2014, but below the Sidekick Plan’s compensation limit of $700,000.

Participants in the Sidekick Plan are allowed to invest their account balances in a number of possible mutual fund investments. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. We do not guarantee or subsidize any investment earnings under the Plan, and our ordinary shares are not a permitted investment choice under the Plan.

Amounts deferred, if any, under the Sidekick Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation-Summary Compensation Table.” Our contributions allocated to the Named Executive Officers under the Sidekick Plan are included in the “All Other Compensation” column under “Executive Compensation-Summary Compensation Table.”

Perquisites and Other Personal Benefits

We provide Named Executive Officers with a perquisite program (the “Flex Perq Program”) under which the Named Executive Officers receive a cash perquisite allowance in an amount that the Committee believes is customary, reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews market data provided by Aon Hewitt to assess the levels of perquisites provided to Named Executive Officers.

For 2014, the total aggregate annual allowance under the Flex Perq Program was $50,000 for the Chief Executive Officer and $40,000 for all other executive officers. In addition to the allowance provided under the Flex Perq Program, we paid for an annual executive physical and related expenses for the Chief Executive Officer and Chief Financial Officer and a fitness center reimbursement and holiday gifts for certain of our Named Executive Officers. The fitness center reimbursement is provided pursuant to a broad-based policy that applies generally to U.S. employees.

The amounts of the annual allowance under the Flex Perq Program are included in the “All Other Compensation” column under “Executive Compensation – Summary Compensation Table” and are set forth in more detail in footnote 6 to that table.

Severance and Change-in-Control Benefits

We provide severance and change-in-control benefits to selected executives to provide for continuity of management upon a threatened or completed change in control. These benefits are designed to provide economic protection to key executives following a change in control of our company so that our executives can remain focused on our business without undue personal concern. We believe that the security that these benefits provide helps our key executives to remain focused on our on-going business and reduces the key executive’s concerns about future employment. We also believe that these benefits allow our executives to consider the best interests of our company and its shareholders due to the economic security afforded by these benefits. The change-in-control benefits were triggered by the consummation of the Merger in 2012. Some of the benefits were waived by the Named Executive Officers, while others remain in effect. As previously disclosed, we also entered into an agreement with our Chief Executive Officer in March 2013 providing that, if his employment is involuntarily terminated, other than for death, disability or for cause (as described under “Executive Compensation – Potential Payments upon Termination or Change in Control”), or if he terminates his employment for conditions that constitute good reason (as described under “Executive Compensation – Potential Payments upon Termination or Change in Control”), in each case prior to or on September 28, 2015, all of his then outstanding unvested stock options and restricted stock units granted after the Merger would immediately vest; provided that in the case of restricted stock units that are conditioned on the attainment of certain performance goals, such restricted stock units will become fully vested only if such performance goals are satisfied. In addition, the performance conditions with respect to his cash-settled performance awards granted after the Merger would generally be deemed satisfied and the units would be paid out at target following the end of the applicable performance period. The agreement also requires our Chief Executive Officer to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us. Following the Merger and our entry into this agreement with our Chief Executive Officer, we provide the following severance and change-in-control benefits to our executive officers:

•	We have agreements with our key corporate executives and other key leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control.

•

The 2012 Plan provides that, upon a change in control, all options, restricted stock and restricted stock units that are unvested become fully vested; all cash performance awards (other than annual incentive awards) are paid in full based on performance at the better of target or trend; and all annual incentive awards are paid based on full satisfaction of the performance goals. In addition, if an employee’s employment is involuntarily terminated for a reason other than cause, death or disability, or if an employee who is a Board-appointed corporate officer voluntarily terminates employment for good reason, then the employee’s outstanding awards under the Plan will be eligible for continued or accelerated vesting as described below under “Executive Compensation-Potential Payments Upon Termination Or Change In Control.”

•

The 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”) provides that, upon a change in control, all outstanding options granted under such plan that are unvested become fully vested; all restrictions applicable to outstanding shares of restricted stock or restricted stock units granted under such plan automatically lapse; and any dividends declared but unpaid with respect to such restricted stock or dividend equivalents on such restricted stock units shall be paid to the executive within 10 days of the date of the change in control.

•

Upon certain types of terminations of employment (other than a termination following a change in control), severance benefits may be paid to the Named Executive Officers at the discretion of the Committee.

•

Under the agreement that we entered into with our Chief Executive Officer in March 2013, we provide accelerated vesting of long-term incentive awards, subject in certain cases to meeting certain performance goals, on certain types of terminations of employment.

We explain these benefits more fully below under “Executive Compensation-Potential Payments Upon Termination Or Change In Control.”

Impact of Tax Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements, including periodic shareholder approval of the benefit plans under which we pay such performance-based compensation. Annual cash incentive compensation generally is performance-based compensation meeting those requirements and, as such, is fully deductible. The Committee included a performance condition on grants of restricted stock units in 2014 that requires our company to meet a specified goal for adjusted net income for any vesting to take place. This performance condition is intended to make the restricted stock units eligible to be treated as performance-based compensation. At the Annual General Meeting in 2013, our shareholders approved the performance goals under the 2012 Plan, making awards granted under the Plan eligible to be treated as performance-based compensation under Section 162(m) if the Committee elects to make the awards otherwise compliant with the applicable requirements of Section 162(m).

The Committee also considers the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Code, and attempts to structure compensation in a tax-efficient manner, both for the Named Executive Officers and for our company. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMPENSATION COMMITTEE

David A. Jones, Chair

Glynis A. Bryan

T. Michael Glenn

William T. Monahan

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the years ended December 31, 2012, 2013 and 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3) (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total Compensation ($)
Randall J. Hogan Chairman and Chief Executive Officer	2014	1,226,726	-	3,130,377	3,130,873	3,639,624	3,595,207	113,895	14,836,702
	2013	1,173,900	-	2,981,318	3,156,470	4,287,977	1,057,943	95,187	12,752,795
	2012	1,104,500	-	8,100,007	1,773,060	1,650,000	4,022,354	82,799	16,732,720

John L. Stauch Executive Vice President and Chief Financial Officer	2014	642,500	-	750,021	750,127	1,168,709	1,293,988	76,978	4,682,323
	2013	566,250	-	666,686	705,834	1,242,580	163,044	80,688	3,425,082
	2012	501,500	-	2,545,344	557,720	394,934	1,175,342	72,801	5,247,641

Frederick S. Koury Senior Vice President, Human Resources	2014	465,000	-	400,031	400,061	675,960	850,891	66,186	2,858,129
	2013	427,500	-	333,317	352,910	717,362	18,355	79,145	1,928,589
	2012	407,633	-	1,501,940	329,638	244,580	948,344	78,201	3,510,336

Angela D. Lageson Senior Vice President, General Counsel and Secretary	2014	500,000	-	333,308	333,377	610,000	555,765	59,816	2,392,266
	2013	452,750	-	333,317	352,910	638,680	70,095	72,237	1,920,868
	2012	368,750	-	1,256,257	249,731	210,000	508,605	63,576	2,656,919

Mark C. Borin Chief Accounting Officer and Treasurer	2014	403,500	-	223,307	373,378	431,662	452,561	62,204	1,946,612

(1)	The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of restricted stock units granted during each year. Assumptions used in the calculation of the amounts in column (e) are included in footnote 15 to our audited financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2015.

(2)	The amounts in column (f) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during each year. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the year December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2015.

(3)	The amounts in column (g) with respect to 2014 reflect cash awards to the named individuals pursuant to awards under the MIP in 2014, which were determined by the Compensation Committee at its February 23, 2015 meeting and, to the extent not deferred by the executive, paid shortly thereafter, as well as payments to the named individuals pursuant to cash settled performance units granted in 2012 that vested in 2014. The amounts paid pursuant to awards under the MIP were as follows: Mr. Hogan – $1,864,624; Mr. Stauch – $610,375; Mr. Koury – $345,960; Ms. Lageson – $360,000; and Mr. Borin – $268,328. The amounts paid pursuant to cash settled performance units were as follows: Mr. Hogan – $1,775,000; Mr. Stauch – $558,334; Mr. Koury – $330,000; Ms. Lageson – $250,000; and Mr. Borin – $163,334.

(4)	In the proxy statement for the 2013 annual general meeting, the amount shown in column (g) with respect to 2012 inadvertently included amounts attributable to cash settled performance units that were awarded in 2012. The performance period for the cash settled performance units awarded in 2012 continued until 2014. Accordingly, the units were not earned in 2012 and are not included in the amount shown in column (g) with respect to 2012 in the table above. Instead, the units are included in the amount shown in column (g) with respect to 2014 in the table above.

(5)	The amounts in column (h) reflect the increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

(6)	The table below shows the components of column (i) for 2014, which include perquisites and other personal benefits; the Company match under the Sidekick Plan, RSIP/ESOP Plan and the Employee Stock Purchase Plan; and Company-paid life insurance premiums:

	(A)	(B)	(C)	(D)	(E)
Name	Perquisites under the Flex Perq Program ($)(a)	Other Perquisites and Personal Benefits ($)(b)	Matches under Defined Contribution Plans ($)(c)	Matches under the Employee Stock Purchase Plan ($)	Life Insurance Premiums ($)
Mr. Hogan	50,000	23,818	35,175	-	4,902
Mr. Stauch	40,000	2,168	30,488	1,800	2,523
Mr. Koury	40,000	377	23,551	469	1,788
Ms. Lageson	40,000	264	18,299	-	1,253
Mr. Borin	40,000	568	20,635	-	1,001

(a)	The amount shown in column (A) for each individual reflects amounts paid to or for the benefit of each Named Executive Officer under the Flex Perq Program, which is designed to provide corporate officers and other key executives with an expense allowance for certain personal and business-related benefits.

(b)	The amounts shown in column (B) consist of the cost of an annual executive physical for Messrs. Hogan and Stauch, the costs of travel, food and lodging related to the physical for Mr. Hogan, holiday gifts for Messrs. Hogan, Stauch, Koury and Borin and Ms. Lageson, and a fitness center reimbursement for Messrs. Stauch, Koury and Borin provided pursuant to a broad-based policy that applies generally to U.S. employees.

(c)	The amount shown in column (C) for each individual reflects amounts contributed by us to the RSIP/ESOP Plan or the Sidekick Plan with respect to salary deferrals in 2013 that were paid in 2014.

GRANTS OF PLAN-BASED AWARDS IN 2014

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2) (3)			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Compensation Committee Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Randall J. Hogan	1/2/14	12/9/13							40,723			3,130,377
	1/2/14	12/9/13								136,579	76.87	3,130,873
	1/2/14	12/9/13	1,565,200	3,130,400	6,260,800
			1,472,071	1,962,762	3,925,523
John L. Stauch	1/2/14	12/9/13							9,757			750,021
	1/2/14	12/9/13								32,723	76.87	750,127
	1/2/14	12/9/13	375,000	750,000	1,500,000
			481,875	642,500	1,285,000
Frederick S. Koury	1/2/14	12/9/13							5,204			400,031
	1/2/14	12/9/13								17,452	76.87	400,061
	1/2/14	12/9/13	200,000	400,000	800,000
			279,000	372,000	744,000
Angela D. Lageson	1/2/14	12/9/13							4,336			333,308
	1/2/14	12/9/13								14,543	76.87	333,377
	1/2/14	12/9/13	166,667	333,334	666,668
			300,000	400,000	800,000
Mark C. Borin	1/2/14	12/9/13							2,905			223,307
	1/2/14	12/9/13								9,744	76.87	223,367
	12/15/14	12/8/14								8,554	59.84	150,011
	1/2/14	12/9/13	111,667	223,334	446,668
			211,838	282,450	564,900

(1)	The Compensation Committee’s practices for granting options and restricted stock units, including the timing of all grants and approvals therefor, are described under “Compensation Discussion and Analysis – 2014 Long-Term Incentive Compensation.”

(2)	The amounts shown in column (d) to which no grant date applies reflect the total of the threshold payment levels for each element under our MIP. This amount is 75% of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts. These amounts are based on the individual’s actual salary paid for 2014 and current position.

(3)	The amounts shown in column (d) as having been granted on January 2, 2014 reflect the total of the threshold payment levels for awards of cash settled performance units granted in 2014 under the 2012 Plan, which are 50% of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts. These amounts are based on the individual’s current salary and position. Any amounts payable with respect to performance units would be paid in March 2017, based on cumulative Company performance for the period 2014 to 2016.

(4)	The amounts shown in column (j) reflect the number of restricted stock units granted to each Named Executive Officer in 2014.

(5)	The amounts shown in column (k) reflect the number of options to purchase ordinary shares granted to each Named Executive Officer in 2014.

(6)	The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock units and stock options computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares of stock or units that have not been vested (#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity incentive plan awards: Number of unearned shares that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested ($)
Randall J. Hogan						310,657	20,633,838
	316,448	-		30.0500	1/3/2017
	330,325	-		34.1800	1/2/2018
	305,253	-		24.7800	1/2/2019
	362,572	-		33.3800	1/4/2020
	171,324	-		36.9800	1/3/2021
	129,184	64,593(4)		34.1200	1/3/2022
	66,277	132,554(5)		50.6100	1/2/2023
	9,094	18,188(6)		52.6900	3/15/2023
	-	136,579(7)		76.8700	1/2/2024
John L. Stauch						92,150	6,120,603
	112,500	-		34.1800	1/2/2018
	59,220	-		33.3800	1/4/2020
	54,890	-		36.9800	1/3/2021
	40,635	20,318(4)		34.1200	1/3/2022
	16,937	33,876(5)		50.6100	1/2/2023
	-	32,723(7)		76.8700	1/2/2024
Frederick S. Koury						52,531	3,489,109
	68,642	-		33.3800	1/4/2020
	31,603	-		36.9800	1/3/2021
	24,017	12,009(4)		34.1200	1/3/2022
	8,468	16,938(5)		50.6100	1/2/2023
	-	17,452(7)		76.8700	1/2/2024
Angela D. Lageson						41,233	2,738,696
	2,799	-		32.4000	3/3/2018
	4,815	-		19.1300	3/3/2019
	12,763	-		34.2300	3/2/2020
	12,812	-		36.9800	1/3/2021
	11,152	7,434(4)		34.1200	1/3/2022
	8,051	16,590(5)		50.6100	1/2/2023
	-	14,543(7)		76.8700	1/2/2024
Mark C. Borin						26,631	1,768,831
	13,326	-		33.3800	1/4/2020
	15,802	-		36.9800	1/3/2021
	11,887	5,944(4)		34.1200	1/3/2022
	5,081	10,163(5)		50.6100	1/2/2023
	-	9,744(7)		76.8700	1/2/2024
	-	8,554(8)		59.8400	12/15/2024

(1)	The exercise price for all stock option grants is the fair market value of our ordinary shares on the date of grant.

(2)	For the restricted stock unit awards granted prior to 2014, the restrictions with respect to half of the shares will lapse on the third anniversary of the grant date and the restrictions on the remaining half of the shares will lapse on the fourth anniversary of the grant date. For the 2014 awards of restricted stock units, the restrictions with respect to one-third of the shares will lapse on the first, second, and third anniversaries of the grant date.

(3)	The amounts in this column were calculated by multiplying the closing market price of our ordinary shares on December 31, 2014 (the last trading day of our most recently completed fiscal year) of $66.42 by the number of unvested restricted stock units.

(4)	These options will vest on the third anniversary of the grant date, January 3, 2012.

(5)	One-half of these options will vest on each of the second and third anniversaries of the grant date, January 2, 2013.

(6)	One-half of these options will vest on each of the second and third anniversaries of the grant date, March 15, 2013.

(7)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, January 2, 2014.

(8)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, December 15, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows a summary of the stock options exercised by the Named Executive Officers in 2014 and the restricted stock or restricted stock units vested for the Named Executive Officers during 2014.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Randall J. Hogan	197,083	6,812,928	66,913	5,067,233
John L. Stauch	60,000	2,576,832	20,916	1,602,793
Frederick S. Koury	70,000	3,266,238	12,042	922,778
Angela D. Lageson	-	-	5,429	425,362
Mark C. Borin	13,000	534,560	6,021	461,389

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our ordinary shares on the exercise date and the exercise price of options.

(2)	Reflects the amount calculated by multiplying the number of shares vested by the market price of our ordinary shares on the vesting date.

PENSION BENEFITS

Listed below are the number of years of credited service and present value of accumulated pension benefits as of December 31, 2014 for each of the Named Executive Officers under the Pentair, Inc. Pension Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan, which are described in detail under “Compensation Discussion and Analysis – Retirement and Other Benefits.” The disclosed amounts are actuarial estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time that they become eligible for payment.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during last fiscal year ($)
Randall J. Hogan	Pentair, Inc. Pension Plan	17	646,057	—
	Pentair, Inc. Supplemental Executive Retirement Plan	17	19,373,876	—
John L. Stauch	Pentair, Inc. Pension Plan	8	216,183	—
	Pentair, Inc. Supplemental Executive Retirement Plan	8	3,884,021	—
Frederick S. Koury	Pentair, Inc. Pension Plan	11	345,842	—
	Pentair, Inc. Supplemental Executive Retirement Plan	11	3,199,153	—
Angela D. Lageson	Pentair, Inc. Pension Plan	12	301,224	—
	Pentair, Inc. Supplemental Executive Retirement Plan	5	1,236,133	—
Mark C. Borin	Pentair, Inc. Pension Plan	N/A	N/A	—
	Pentair, Inc. Supplemental Executive Retirement Plan	7	1,467,004	—

(1)	The Supplemental Executive Retirement Plan benefits, which include amounts under the Restoration Plan, are payable following retirement at age 55 or later in the form of an annuity. The actuarial present values above were calculated using the following methods and assumptions:

•	The Pension Plan present values were based on the accrued benefit payable at age 65 and were calculated as of December 31, 2014.

•	Present values for the Pension Plan are based on a life-only annuity. Present values for the Supplemental Executive Retirement Plan are based on a 180-month-certain only annuity.

•

The present value of Pension Plan benefits as of December 31, 2014 was calculated assuming a 3.65% interest rate and the male and female RP2000 mortality table, projected 15 years for post-retirement decrements with no pre-retirement mortality used.

•	The present value of Supplemental Executive Retirement Plan benefits as of December 31, 2014 was calculated assuming a 3.50% interest rate.

The actual amount of pension benefits ultimately paid to a Named Executive Officer may vary based on a number of factors, including differences from the assumptions used to calculate the amounts.

The Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan were all amended in 2008 to comply with final regulations under Section 409A of the Code. As a result of these amendments, benefits vested prior to January 1, 2005 are separated from benefits earned after January 1, 2005, and may offer different distribution or other options to participants as described below.

The Pentair, Inc. Pension Plan

The Pentair, Inc. Pension Plan (the “Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including each of the Named Executive Officers other than Mr. Borin. Participation in the Pension Plan is restricted to those Named Executive Officers and other employees who were hired on or before December 31, 2007. Benefits under the Pension Plan are based upon an employee’s years of service and highest average earnings in any five-year period during the ten-year period preceding the employee’s retirement (or, in the case of an employee with more than five years but less than ten years of service, during any five-year period preceding the employee’s retirement). No additional benefits may be earned under the Pension Plan after December 31, 2017. Benefits under the Pension Plan are payable after retirement in the form of an annuity.

Compensation covered by the Pension Plan for the Named Executive Officers equals the amounts set forth in the “Salary” column under “Executive Compensation-Summary Compensation Table” and 2013 incentive compensation paid under the MIP in March 2014 set forth in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation-Summary Compensation Table.” The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2014, the annual limitation was $260,000.

Benefits under the Pension Plan are calculated as an annuity equal to the sum of:

•	1.0% of the participant’s highest final average earnings multiplied by years of service; and

•	0.5% of such earnings in excess of Primary Social Security compensation.

Years of service under these formulas cannot exceed 35. Contributions to the Pension Plan are made entirely by us and are paid into a trust fund from which the benefits for all participants will be paid.

The Pentair Supplemental Executive Retirement and Restoration Plan

The Pentair, Inc. Supplemental Executive Retirement Plan (“SERP”) and the Pentair, Inc. Restoration Plan (“Restoration Plan”) are unfunded, nonqualified defined benefit pension plans. Employees eligible for participation in the SERP include all executive officers and other key executives selected for participation by the Committee. Participation in the Restoration Plan is limited to eligible employees under the SERP who were eligible employees on or before December 31, 2007. Benefits under these two Plans vest upon the completion of five years of benefit service (all service following initial participation). These Plans are combined for all administrative, accounting and other purposes. Each of the Named Executive Officers participates in the SERP and each of the Named Executive Officers other than Ms. Lageson and Mr. Borin participates in the Restoration Plan. All Named Executive Officers are fully vested in these Plans.

Benefits under the SERP are based upon the number of an employee’s years of service following initial participation and the highest average earnings for a five calendar-year period (ending with retirement). Benefits vested as of December 31, 2004, are payable after retirement in the form of either a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004, are payable after retirement in the form of a 15-year certain annuity. Compensation covered by the SERP and the Restoration Plan for the Named Executive Officers equals the amounts set forth in the “Salary” column under “Executive Compensation-Summary Compensation Table” and 2013 incentive compensation paid under the MIP in March 2014 set forth in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation-Summary Compensation Table.”

Benefits under the SERP are calculated as:

•	final average compensation as defined above; multiplied by

•	benefit service percentage, which equals 15% multiplied by years of benefit service.

As discussed above, the Pension Plan limits retirement benefits for compensation earned in excess of the annual limitation imposed by Code Section 401(a)(17), which was $260,000 in 2014. The Restoration Plan is designed to provide retirement benefits based on compensation earned by participants in excess of this annual limitation. The only participants in the Restoration Plan are those executive officers and other selected key leaders who participate in the SERP and who otherwise qualify for participation in the Restoration Plan. Restoration Plan benefits are combined and administered with those payable under the SERP and are paid in the same manner and at the same time.

Benefits under the Restoration Plan are calculated as:

•	final average compensation as defined above, less compensation below the annual limitation amount in each year; multiplied by

•	earned benefit service percentage (which is weighted based on age at the time of service), in accordance with the following table:

Service Age	Percentage
Under 25	4%
25-34	5.5%
35-44	7%
45-54	9%
55 or over	12%

The benefit percentages calculated above are added and the resulting percentage is multiplied by the covered compensation amount. Benefits vested as of December 31, 2004 are payable after retirement in the form of a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004 are payable after retirement in the form of a 15-year certain annuity. No additional benefits may be earned under the Restoration Plan after December 31, 2017.

The present value of the combined accumulated benefits for the Named Executive Officers under both the SERP and the Restoration Plan is set forth in the table under “Executive Compensation-Pension Benefits.”

The Pentair Retirement Savings and Stock Incentive Plan

The Pentair Retirement Savings and Stock Incentive Plan (“RSIP/ESOP Plan”) is a tax-qualified 401(k) retirement savings plan, with a companion Employee Stock Ownership Plan (“ESOP”) component. Participating employees may contribute up to 50% of base salary and incentive compensation on a before-tax basis and 15% of compensation on an after-tax basis, into their 401(k) plan (“RSIP”). We normally match an amount equal to one dollar for each dollar contributed to the RSIP by participating employees on the first 1%, and 50 cents for each dollar contributed to the RSIP by participating employees on the next 5%, of their regular earnings. In addition, after the first year of employment, we contribute to the ESOP an amount equal to 1 1/2 % of cash compensation

(salary and incentive compensation) for each participant in the RSIP, to incent employees to make contributions to our retirement plan. The RSIP/ESOP Plan limits the amount of cash compensation considered for contribution purposes to the maximum imposed by Code Section 401(a)(17), which was $260,000 in 2014.

Participants in the RSIP/ESOP Plan are allowed to invest their account balances in a number of possible mutual fund investments. Our ordinary shares are not a permitted investment choice under the RSIP. We make ESOP contributions in our ordinary shares. Participants may sell and immediately reinvest ordinary share contributions within the ESOP into any other investment vehicles offered under the RSIP/ESOP Plan. In addition, ESOP balances, but not RSIP balances, may be reinvested into our ordinary shares.

Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. We do not guarantee or subsidize any investment earnings under the Plan.

Amounts deferred, if any, under the RSIP/ESOP Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation-Summary Compensation Table.” Pentair matching contributions allocated to the Named Executive Officers under the RSIP/ESOP Plan are included in the “All Other Compensation” column under “Executive Compensation-Summary Compensation Table.” Matching contributions are generally made a year in arrears.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, distributions and 2014 year-end balances for each of the Named Executive Officers under our Sidekick Plan described under “Compensation Discussion and Analysis – Retirement and Other Benefits – Deferred Compensation.” Contributions we make to the Sidekick Plan are intended to make up for contributions to our RSIP/ESOP Plan (including our matching contributions) for cash compensation above the maximum imposed by Code Section 401(a)(17), which was $260,000 in 2014. Because the Code does not permit contributions on amounts in excess of that limit under a tax-qualified plan, the Sidekick Plan is designed to permit matching contributions on compensation in excess of the maximum imposed by Code Section 401(a)(17). We make these matching contributions to the Sidekick Plan on amounts in excess of the maximum imposed by Code Section 401(a)(17), but below the $700,000 compensation limit contained in our Sidekick Plan (such contributions by a Named Executive Officer, “Covered Sidekick Compensation”).

Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)	Aggregate Earnings/ (Loss) in 2014 ($)	Aggregate Withdrawals/ Distributions in 2014 ($)	Aggregate Balance at December 31, 2014 ($) (1)
Randall J. Hogan	2,158,952	22,250	(433,069)	(109,266)	6,788,028
John L. Stauch	1,481,904	17,563	(238,449)	-	4,515,524
Frederick S. Koury	48,240	10,626	35,975	(101,666)	513,452
Angela D. Lageson	211,151	5,374	(40,109)	(295,429)	478,936
Mark C. Borin	43,663	7,710	6,962	-	147,237

(1)	Amounts included in this column that have been reported in the Summary Compensation Table since 2006 for each Named Executive Officer are: Mr. Hogan — $5,210,383; Mr. Stauch — $4,034,941; Mr. Koury — $512,541; Ms. Lageson — $530,989; Mr. Borin — $51,373.

The amounts set forth in the column “Executive Contributions in 2014” reflect the amount of cash compensation each Named Executive Officer deferred in 2014 under the Sidekick Plan.

The amounts set forth in the column “Registrant Contributions in 2014” are the totals of contributions we made in 2014 under the Sidekick Plan for the account of each Named Executive Officer. These amounts, in addition to contributions we made under the RSIP/ESOP Plan, are included in the “Summary Compensation Table” in the column labeled “All Other Compensation” above. The contributions we made are derived from some or all of the following sources:

•

Matching contributions equal to one dollar for each dollar contributed up to 1% of Covered Sidekick Compensation, and 50 cents for each incremental dollar contributed on the next 5%, deferred in 2013 by each Named Executive Officer; we normally make these contributions one year in arrears.

•	A discretionary contribution of up to 1 1/2% of Covered Sidekick Compensation earned in 2013 for each Named Executive Officer; we normally make these contributions one year in arrears.

The amounts set forth in the column “Aggregate Earnings/(Loss) in 2014” reflect the amount of investment earnings realized by each Named Executive Officer on the mutual fund investments chosen that are offered to participants in our RSIP/ESOP Plan and Sidekick Plan. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for these plans. We do not guarantee or subsidize any investment earnings in either Plan.

For some participants, including the Named Executive Officers, the selected distribution events under the Sidekick Plan included a change in control, which included the Merger. As a result, the distribution of some previously earned and vested, but unpaid, amounts under Pentair’s deferred compensation programs to the Named Executive Officers commenced upon the consummation of the Merger. Some of these amounts were distributed in installments, and the amounts of the installments occurring in 2014 are set forth in the column “Aggregate Withdrawals/Distributions in 2014.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except for items described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment; such payments or benefits (other than following a change in control) would be at the discretion of the Compensation Committee.

Change in Control Agreements

We have previously entered into agreements with certain key corporate executives and business division leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control. These agreements are intended to provide for continuity of management upon a completed or threatened change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control. If, following such a change in control, the executive officer is involuntarily terminated, other than for disability or for cause, or if such executive officer terminates his or her employment for conditions that constitute good reason, then the executive officer is entitled to certain severance payments.

Under these agreements, the term “cause” means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony; or

•	continuing willful and unreasonable refusal by an officer to perform his or her duties or responsibilities.

Under these agreements, the term “good reason” means:

•	a breach of the agreement by us;

•	any reduction in an officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

•

an officer’s removal from, or any failure to reelect or reappoint him or her to serve in, any of the positions held with us on the date of the change in control or any other positions to which he or she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to our termination of an officer’s employment for cause or by reason of disability;

•

a good faith determination by an officer that there has been a material adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him or her, those in effect at any time while employed after the change in control, including but not limited to a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy within 10 days after receipt of notice thereof;

•	relocation of an officer’s principal place of employment to a location more than 50 miles from his or her principal place of employment on the date 180 days prior to the change in control;

•

imposition of a requirement that an officer travel on business 20% in excess of the average number of days per month he or she was required to travel during the 180-day period prior to the change in control;

•	our failure to cause a successor to assume an officer’s agreement; or

•	only in the case of the Chief Executive Officer, a voluntary termination for any reason within 30 days following the first anniversary of any change in control.

Under these agreements, a “change in control” is deemed to have occurred if:

•

any person is or becomes the beneficial owner of securities representing 20% (or 30% in the cases of Messrs. Stauch and Borin and Ms. Lageson) or more of our outstanding ordinary shares or combined voting power;

•

a majority of the Board changes in a manner that has not been approved by at least two-thirds of the incumbent directors or successor directors nominated by at least two-thirds of the incumbent directors;

•

we consummate a merger, consolidation or share exchange with any other entity (or the issuance of voting securities in connection with a merger, consolidation or share exchange) which our shareholders have approved and in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or

•	we consummate a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets which our shareholders have approved.

Benefits Upon a Covered Termination Without a Post-Merger Change in Control

The Merger constituted a change in control under the change in control agreements and the benefits and protections provided by the agreements to the Named Executive Officers were therefore triggered by the Merger, some of which were waived by the Named Executive Officers. The protections triggered by the Merger have expired for all of our Named Executive Officers other than Messrs. Hogan and Koury. As a result, if Mr. Hogan or Mr. Koury terminates employment in a “Covered Termination,” under the change in control agreements that were triggered as a result of the Merger and the Waiver Agreements he would receive:

•

severance payable upon termination in an amount equal to 300% (for Mr. Hogan) or 250% (for Mr. Koury) of annual base salary plus the greater of his target bonus for the year of termination or the actual bonus paid with respect to the year prior to the Merger;

•	immediate vesting of pre-Merger equity and cash performance unit awards;

•	pro rata vesting of restricted stock units granted in connection with the Merger based on the portion of four-year vesting period that has elapsed;

•	replacement coverage for company-provided group medical, dental and life insurance policies for up to three years after the Merger;

•	the cost of an executive search agency not to exceed 10% of his annual base salary;

•	up to $15,000 in fees and expenses of consultants and legal or accounting advisors; and

•	in certain cases, reimbursement of any excise taxes triggered by payments to the executive and any additional taxes on this reimbursement.

To constitute a “Covered Termination” for purposes of the benefits described above, the termination must be either by us without cause, as defined in the agreement, or by the executive with good reason, as defined in the agreement (except that Mr. Hogan has waived the portion of the definition of good reason that would be triggered by a voluntary termination of his employment by him for any reason within 30 days following the first anniversary of the Merger), in either case within three years following the Merger.

Benefits Upon a Post-Merger Change in Control and Covered Termination

The benefits under the change in control agreements that could be triggered by a post-Merger change in control and a covered termination in connection with such a change in control include:

•	upon any post-Merger change in control:

•	incentive compensation awards for the year in question to be paid at target;

•	immediate vesting of all unvested stock options and termination of all restrictions on restricted stock awards;

•

cash settled performance awards to be paid at one-third of target if the award cycle has been in effect less than 12 months, at two-thirds of the then-current value if the award cycle has been in effect for between 12 and 24 months, and at the then-current value if the award cycle has been in effect for 24 months or more months, in each case as if all performance or incentive requirements and periods had been satisfied; and

•	in certain cases, reimbursement of any excise taxes triggered by payments to the executive and any additional taxes on this reimbursement.

•	upon termination of the executive by us other than for death, disability or cause or by the executive for good reason, after a post-Merger change in control:

•

severance payable upon termination in an amount equal to 300% (for the Chief Executive Officer) or 250% (for the other Named Executive Officers) of annual base salary plus the greater of the executive’s target bonus for the year of termination or the actual bonus paid with respect to the year prior to the change in control;

•

replacement coverage for Company-provided group medical, dental and life insurance policies for up to three years (for Messrs. Hogan and Koury) or two years (for Ms. Lageson and Messrs. Stauch and Borin);

•	the cost of an executive search agency not to exceed 10% of the executive’s annual base salary;

•

the accelerated accrual and vesting of benefits under the SERP (for those executives who have been made participants of such plan); and for executives having fewer than seven years of participation in the SERP, up to three additional years of service can be credited, up to a maximum of seven years of service; and

•	up to $15,000 in fees and expenses of consultants and legal or accounting advisors.

In the case of each Named Executive Officer, the agreement also requires the executive to devote his or her best efforts to us or our successor during the three-year or two-year period, to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us or our successor.

Agreement with Chief Executive Officer

In March 2013, we entered into an agreement with our Chief Executive Officer providing that, if his employment is involuntarily terminated, other than for death, disability or for cause, or if he terminates his employment for conditions that constitute good reason, in each case prior September 28, 2015, all of his then outstanding unvested stock options and restricted stock units granted after the Merger would immediately vest; provided that in the case of restricted stock units that are conditioned on the attainment of certain performance goals, such restricted stock units will become fully vested only if such performance goals are satisfied. In addition, the performance conditions with respect to his cash-settled performance awards granted after the Merger would be deemed satisfied and the units would be paid out at target following the end of the applicable performance period, except that certain performance goals must be satisfied for any payment to be made with respect to such units. Under this agreement, “cause” and “good reason” are defined in the same manner as in our Chief Executive Officer’s change in control agreement as described above under “– Change in Control Agreements,” except that periods determined with reference to a change in control in the change in control agreement are instead determined with reference to the Merger, and good reason in the agreement does not include a voluntary termination for any reason within a 30 day window period. The agreement also requires our Chief Executive Officer to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us.

Change in Control and Termination Provisions of Incentive Plans

Change in Control Provisions

The 2012 Plan provides that, upon a change in control, unless an agreement between us and the executive provides for a more favorable result to the executive:

•	all outstanding options, restricted stock and restricted stock units that are not performance awards are immediately vested;

•	all outstanding performance awards (other than annual incentive awards) are paid in full based on performance at the better of target or trend; and

•	all outstanding annual incentive awards are paid based on full satisfaction of the performance goals.

The 2004 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between us and the executive that discusses the effect of a change in control on the executive’s awards:

•	all outstanding options granted under the 2004 Omnibus Plan that are unvested become fully vested; and

•

all restrictions applicable to outstanding shares of restricted stock granted under the Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change in control.

The 2008 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between us and the executive that discusses the effect of a change in control on the executive’s awards:

•	all outstanding options granted under the 2008 Omnibus Plan that are unvested become fully vested;

•

all restrictions applicable to outstanding shares of restricted stock granted under the 2008 Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change in control; and

•

all restrictions applicable to outstanding restricted stock units and dividend equivalent units granted under the 2008 Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such dividend equivalent units shall be paid to the executive within 10 days of the date of the change in control.

Termination Provisions

•	Retirement. If any of the Named Executive Officers terminates employment in a retirement with at least 10 years of service, the 2012 Plan and its predecessor plans provide as follows:

•

If the retirement is prior to age 60: unvested options are forfeited; restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) vest pro rata; cash performance awards are paid on a pro rata basis based on actual performance; or

•

If the retirement is after age 60: options continue to vest for 5 years; restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) vest in full; cash performance awards are paid in full based on actual performance.

•

Death or Disability. If any of the Named Executive Officers terminates employment as a result of death or disability, the 2012 Plan and its predecessor plans provide that options, restricted stock and restricted stock units are immediately vested; cash performance awards are paid in full based on actual performance.

•

Termination Without Cause or for Good Reason. If any of the Named Executive Officers terminates employment in an involuntary termination for a reason other than cause, death or disability, or in a voluntarily termination for good reason, then the employee’s outstanding awards under the 2012 Plan will be eligible for continued or accelerated vesting, as described below. A termination of employment under these circumstances is referred to in the 2012 Plan as a “covered termination.” For a Named Executive Officer’s termination to be considered a covered termination, the officer must execute a general release in a form and manner determined by us. Upon a covered termination, the 2012 Plan provides that awards held by a Board-appointed corporate officer, including such a Named Executive Officer, will be treated as follows:

•

Stock options will remain outstanding, and will continue to vest in accordance with their terms as if the officer had remained in employment, until the earlier of the expiration date of the stock option and the fifth anniversary of the covered termination.

•	Restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) will vest in full.

•

Performance awards, including restricted stock and restricted stock units that have performance-based vesting, will be paid following the end of the performance period based on achievement of the performance goals established for the awards as if the employee had not experienced a covered termination.

Under the 2012 Plan, the term “cause” means an act or omission by the officer as is determined by the Plan administrator to constitute cause for termination, including but not limited to any of the following:

•	a material violation of any company policy;

•	embezzlement from, or theft of property belonging to, us or any of our affiliates;

•	willful failure to perform, or gross negligence in the performance of, or failure to perform, assigned duties; or

•	other intentional misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on our business.

Under the 2012 Plan, the term “good reason” means:

•	any material breach by us of the terms of any employment agreement;

•	any reduction in base salary or percentage of base salary available as incentive compensation or bonus opportunity, or any material reduction in nonqualified deferred compensation retirement benefits;

•	a good faith determination by the officer that there has been a material adverse change in the officer’s working conditions or status;

•	a relocation of the principal place of employment to a location more than 50 miles; or

•	an increase of 20% or more in travel requirements.

For an event to constitute good reason, we must receive written notice and an opportunity to cure.

Benefits pursuant to these incentive plans are generally applicable to all other participants who meet the requisite criteria as well as to the Named Executive Officers.

Quantification of Compensation Payable upon a Change in Control or Termination of Employment

The amount of compensation payable to each Named Executive Officer upon a Covered Termination in the absence of a change in control (other than the Merger) is shown below. As required by the SEC rules, the amounts shown assume that such termination was effective as of December 31, 2014, and thus are estimates of the amounts that would be paid out to the executives upon a Covered Termination. The actual amounts to be paid out can only be determined in connection with a Covered Termination.

Executive	Cash Termination Payment	Stock Option Vesting	Restricted Stock Unit Vesting	Cash Settled Perform- ance Unit Vesting	Incentive Compen- sation	Outplace- ment	Legal & Account- ing Advisors	Medical, Dental, Life Insurance	Excise Tax Gross Up		Total
Randall J. Hogan	$11,394,111	$4,431,754	$20,633,838	$6,111,733	-	$50,000	$15,000	$9,882	$(774,394	)(1)	$41,871,924
John L. Stauch	-	$1,191,851	$6,120,603	$1,416,666	-	-	-	-	N/A		$8,729,120
Frederick S. Koury	$2,164,240	$655,680	$3,489,109	$733,334	-	$46,500	$15,000	$8,670	$1,783,116		$8,840,299
Angela D. Lageson	-	$502,406	$2,738,696	$666,668	-	-	-	-	N/A		$3,907,770
Mark C. Borin	-	$408,954	$1,768,831	$423,334	-	-	-	-	N/A		$2,601,119

(1)	Reflects a reduction mandated by the change in control agreement in the event that the excise tax on certain “parachute payments” can be avoided by reducing the amount of the payments by not more than 10%.

The amount of compensation payable to each Named Executive Officer upon a post-Merger change in control without a termination or upon a post-Merger change in control followed by a termination of the executive by us other than for death, disability or cause or by the executive for good reason is shown below. The amounts shown assume that such termination was effective as of December 31, 2014, and thus are estimates of the amounts that would be paid out to the executives upon a change in control or their termination following a change in control. The actual amounts to be paid out can only be determined in connection with a change in control or termination following a change in control.

Executive	Cash Termination Payment (2)	Stock Option Vesting (1)	Restricted Stock Unit Vesting (1)	Cash Settled Perform- ance Unit Vesting (1)	SERP & Related Pension (2)	Incentive Compen- sation (1)	Outplace- ment (2)	Legal & Account- ing Advisors (2)	Medical, Dental, Life Insurance (2)	Total: Change in Control (1)	Excise Tax Gross Up (2)		Total: Change in Control Followed by Termination (2)
Randall J. Hogan	$11,394,111	$4,431,754	$20,633,838	$6,111,733	-	$1,962,762	$50,000	$15,000	$39,930	$33,140,087	$(938,890	)(3)	$43,700,238
John L. Stauch	$3,337,700	$1,191,851	$6,120,603	$1,416,666	-	$642,500	$50,000	$15,000	$36,341	$9,371,620	-		$12,810,661
Frederick S. Koury	$2,164,240	$655,680	$3,489,109	$733,334	-	$372,000	$46,500	$15,000	$35,033	$5,250,123	-		$7,510,896
Angela D. Lageson	$2,263,368	$502,406	$2,738,696	$666,668	$203,375	$400,000	$50,000	$15,000	$23,555	$4,307,770	$2,160,637		$9,023,705
Mark C. Borin	$1,761,338	$408,954	$1,768,831	$423,334	-	$282,450	$40,350	$15,000	$35,011	$2,883,569	$(60,129	)(3)	$4,675,139

(1)	Triggered solely upon a post-Merger change in control.

(2)	Triggered only upon a post-Merger change in control and a termination of the executive officer by us other than for death, disability or cause or by the executive for good reason.

(3)	Reflects a reduction mandated by the change in control agreement in the event that the excise tax on certain “parachute payments” can be avoided by reducing the amount of the payments by not more than 10%.

The amounts in the two tables above assume that:

•	our ordinary shares were valued at $66.42, the closing market price for our ordinary shares on December 31, 2014;

•

outplacement services fees are $50,000 for Messrs. Hogan and Stauch and Ms. Lageson and the maximum possible under the change in control agreements (10% of annual base salary) for Messrs. Koury and Borin;

•	legal and accounting advisor fees are the maximum possible under the change in control agreements for each executive officer; and

•

medical, dental and life insurance coverage will continue until the third anniversary of the Merger, in the first table, or three years (for Messrs. Hogan and Koury) or two years (for Ms. Lageson and Messrs. Stauch and Borin) after a post-Merger change in control, in the second table, in each case at the current cost per year for each executive.

Under certain circumstances, as reflected above, we may pay to an executive covered by a change in control agreement an excise tax gross up. In determining the amount of any such gross up included in the tables above, we made the following material assumptions: an excise tax rate of 20% under Section 280G of the Code, a combined federal and state individual tax rate of 41.9%, and we would be able to overcome any presumption that grants of stock options or restricted stock units in 2014 were made in contemplation of a change in control pursuant to regulations promulgated under the Code. In addition, no excise tax gross up will be made if the portion of the payments treated as “parachute payments” received by an executive in the event of a change in control can be reduced by not more than 10% and escape an excise tax. In that event, the payments will be reduced to the highest qualifying amount and no gross up will be paid. Furthermore, it was assumed that no value will be attributed to any non-competition agreement. At the time of any such change in control or termination, a value may be attributed, which would result in a reduction of amounts subject to the excise tax.

RISK CONSIDERATIONS IN COMPENSATION DECISIONS

The Committee believes that payment for performance is an important part of its compensation philosophy, but recognizes the risk that incentivizing specific measures of performance may pose to the performance of the Company as a whole if personnel were to act in ways designed primarily to maximize their compensation. Therefore the Committee annually conducts an assessment of potential risks arising from its compensation programs and policies. In its December 2014 assessment, the Committee noted the following considerations, among others:

•	The balance of our fixed and variable compensation in our executive officer compensation programs

•	The balance in our compensation programs between the achievement of short-term objectives and longer-term value creation

•	The mix of compensation forms within our long-term incentive compensation program

•	Our use of multiple performance measures under our incentive compensation programs

•	The impact of these performance measures on our financial results

•	Our use of performance curves that require achievement of a minimum level of performance before receiving any incentive payout

•	Capped payouts under our incentive programs

•	Our adoption of a clawback policy pursuant to which certain incentive compensation earned by our executive officers may be subject to recoupment

•	Our stock ownership guidelines and equity holding policy

•	Our adoption of an equity holding policy

The Committee will continue to assess our compensation programs to align employee interests with those of long-term shareholder interests.

DIRECTOR COMPENSATION

Director compensation is determined by the Governance Committee of the Board of Directors of Pentair plc. We use a combination of cash and equity-based incentive compensation to attract and retain qualified directors. Compensation of our directors reflects our belief that a significant portion of directors’ compensation should be tied to long-term growth in shareholder value.

Mr. Hogan, our only employee director, is not and will not be separately compensated for service as a member of the Board.

Director Fees

Annual retainers for non-employee directors’ service on the Board and Board Committees are as follows:

Board Retainer	$123,000
Lead Director Supplemental Retainer	40,000
Audit and Finance Committee Chair Supplemental Retainer	25,000
Compensation Committee Chair Supplemental Retainer	25,000
Governance Committee Chair Supplemental Retainer	20,000
Audit and Finance Committee Retainer	23,500
Other Committee Retainer (per committee)	11,750

Equity Awards

Non-employee directors also receive a grant of options and restricted stock units under the 2012 Plan as a part of their compensation unless a director has not met the stock ownership guidelines described below, in which case a director only receives a grant of restricted stock units. Options granted are exercisable at the closing price of our stock on the date of grant, have a ten-year term and vest in one-third increments on the first, second and third anniversaries of the grant date. Restricted stock units granted vest on the first anniversary of the grant date. Each restricted stock unit represents the right to receive one of our ordinary shares upon vesting and includes one dividend equivalent unit, which entitles the holder to all cash dividends declared on one of our ordinary shares from and after the date of grant.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors. Non-employee directors are expected to acquire and hold our ordinary shares or stock equivalents having a value equal to five times the annual retainer for non-employee directors within five years after election.

Stock Ownership for Directors Serving as of December 31, 2014

	Share Ownership(1)	12/31/14 Market Value ($)(2)	Ownership Guideline ($)	Meets Guideline
Glynis A. Bryan	20,692	1,374,363	615,000	Yes
Jerry W. Burris	13,000	863,460	615,000	Yes
Carol Anthony (John) Davidson	9,234	613,322	615,000	No(3)
Jacques Esculier	1,623	107,800	615,000	No(3)
T. Michael Glenn	14,966	994,042	615,000	Yes
David H. Y. Ho	10,095	670,510	615,000	Yes
David A. Jones	36,889	2,450,167	615,000	Yes
Ronald L. Merriman	18,862	1,252,814	615,000	Yes
William T. Monahan	48,514	3,222,300	615,000	Yes
Billie I. Williamson	1,432	95,113	615,000	No(3)

(1)	The amounts in this column include ordinary shares owned by the director, both directly and indirectly, and unvested restricted stock units.

(2)	Based on the closing market price for our ordinary shares on December 31, 2014 of $66.42.

(3)	Non-employee directors have until five years after election as a director to meet the stock ownership guideline.

Director Compensation Table

The table below summarizes the compensation that we paid to non-employee directors for the year ended December 31, 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Leslie Abi-Karam(5)	61,500	51,964	52,013	-	-	-	165,477
Glynis A. Bryan	166,500	51,964	52,013	-	-	264	270,741
Jerry W. Burris	146,500	51,964	52,013	-	-	264	250,741
Carol Anthony (John) Davidson	123,000	51,964	52,013	-	-	264	227,241
Jacques Esculier	73,250	103,986	-	-	-	264	177,508
T. Michael Glenn	146,500	51,964	52,013	-	-	264	250,741
Charles A. Haggerty(5)	61,500	51,964	52,013	-	-	-	165,477
David H. Y. Ho	146,500	51,964	52,013	-	-	264	250,741
David A. Jones	171,500	51,964	52,013	-	-	1,309	276,786
Ronald L. Merriman	171,500	51,964	52,013	-	-	264	275,741
William T. Monahan	186,500	51,964	52,013	-	-	264	290,741
Billie I. Williamson	73,250	103,974	-	-	-	264	177,496

(1)	Randall Hogan, our Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a director. The compensation received by Mr. Hogan as our employee during and for 2014 is shown under “Executive Compensation – Summary Compensation Table.”

(2)	The amounts in column (c) represent the aggregate grant date fair value, computed in accordance with ASC 718, of restricted stock units granted during the year ended December 31, 2014. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2015. As of December 31, 2014, each director had the following number of unvested restricted stock units: Glynis A. Bryan: 676; Jerry W. Burris: 676; Carol Anthony (John) Davidson: 676; Jacques Esculier: 1,623; T. Michael Glenn: 676; David H. Y. Ho: 676; David A. Jones: 676; Ronald L. Merriman: 676; William T. Monahan: 676; and Billie I. Williamson: 1,393. In addition, as of December 31, 2014, each director had the following number of deferred share units under our Compensation Plan for Non-Employee Directors: Glynis A. Bryan: 4,741; Jerry W. Burris: 0; Carol Anthony (John) Davidson: 0; Jacques Esculier: 0; T. Michael Glenn: 967; David H. Y. Ho: 0; David A. Jones: 27,443; Ronald L. Merriman: 1,779; William T. Monahan: 12,212; and Billie I. Williamson: 0.

(3)

The amounts in column (d) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during the year ended December 31, 2014. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2015. As of December 31, 2014, each director had the following number of outstanding stock options: Glynis A. Bryan: 70,146; Jerry W. Burris: 42,946; Carol Anthony (John) Davidson: 31,506; Jacques Esculier: 0; T. Michael Glenn: 60,146; David H. Y. Ho: 6,232; David A. Jones: 62,946; Ronald L. Merriman: 48,146; William T. Monahan: 70,146, and Billie I. Williamson: 0.

(4)	The amounts in column (g) represent expenses related to director spousal or companion travel in conjunction with the director’s attendance at Board meetings and the cost of a holiday gift.

(5)	Ms. Abi-Karam and Mr. Haggerty ceased to be directors at our 2014 Annual General Meeting of Shareholders on May 20, 2014 and therefore received only one-half of their annual retainers for 2014.

SECURITY OWNERSHIP

The following table contains information concerning the beneficial ownership of our ordinary shares as of March 6, 2015, by each director and nominee to become a director, by each executive officer listed in the Summary Compensation Table, and by all directors and executive officers as a group. Based on filings with the SEC, the following table also contains information concerning each person we know who beneficially owned more than 5% of our ordinary shares as of December 31, 2014.

Name of Beneficial Owner	Ordinary Shares(1)	Share Units(2)	Right to Acquire within 60 days(3)	ESOP Stock(4)	Total	% of Class(5)
Mark C. Borin	17,104	867	60,369	363	78,703
Glynis A. Bryan	15,880	4,764	67,312	-	87,956
Jerry W. Burris	12,929	-	40,112	-	53,041
Carol Anthony (John) Davidson	13,163	-	3,398	-	16,561
Jacques Esculier	-	-	-	-	-
T. Michael Glenn	13,928	972	57,312	-	72,212
David H. Y. Ho	10,095	-	3,398	-	13,493
Randall J. Hogan	328,811	56,918	1,875,967	1,894	2,263,590	1.2%
David A. Jones	9,375	27,576	40,112	-	77,063
Frederick S. Koury	65,639	-	159,025	776	225,440
Angela D. Lageson	8,155	3,481	72,933	493	85,062
Ronald L. Merriman	18,386	406	45,312	-	64,104
William T. Monahan	36,232	12,271	67,312	-	115,815
John L. Stauch	73,974	46,979	332,345	540	453,838
Billie I. Williamson	39	-	-	-	39
Directors and executive officers as a group (19)	666,442	154,293	2,978,977	6,322	3,806,034	2.1%
The Vanguard Group(6)	15,252,753	-	-	-	15,252,753	8.5%
BlackRock, Inc.(7)	10,691,464	-	-	-	10,691,464	6.0%
State Street Corporation(8)	10,478,607	-	-	-	10,478,607	5.8%
(1)	Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses or trusts has been disclaimed in some instances.

(2)	Represents for non-employee directors deferred share units held under our Compensation Plan for Non-Employee Directors. No director has voting or investment power related to these share units. Represents for executive officers restricted stock units, receipt of which was deferred by the executive officer under the company’s Non-Qualified Deferred Compensation Plan and over which the executive officers have no voting or investment power.

(3)	Represents, for Mr. Hogan, stock options exercisable within 60 days from March 6, 2015.

(4)	Represents shares owned as a participant in the RSIP/ESOP Plan. As of March 6, 2015, Fidelity Management Trust Company (“Fidelity”), the Trustee of the RSIP/ESOP Plan, held 2,113,879 ordinary shares (1.2%). Fidelity disclaims beneficial ownership of all shares. The RSIP/ESOP Plan participants have the right to direct the Trustee to vote their shares, although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.

(5)	Less than 1% unless otherwise indicated.

(6)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2015. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. As of December 31, 2014, The Vanguard Group had sole voting power for 326,667 ordinary shares, sole dispositive power for 14,948,267 ordinary shares and shared dispositive power for 304,486 ordinary shares.

(7)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2014. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. As of December 31, 2013, BlackRock, Inc. had sole voting power for 8,887,414 ordinary shares and sole dispositive power for 10,691,464 ordinary shares.

(8)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2015. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. As of December 31, 2014, State Street Corporation had shared voting power and shared dispositive power for 10,478,607 ordinary shares.

AUDIT AND FINANCE COMMITTEE REPORT

In connection with the financial statements for the year ended December 31, 2014, the Audit and Finance Committee has:

•	reviewed and discussed our audited U.S. GAAP consolidated financial statements and Irish statutory accounts for the year ended December 31, 2014 with management;

•	discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 and Rule 2-07 of SEC Regulation S-X; and

•

received the written disclosures and the letter from Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and discussed with Deloitte & Touche LLP their independence.

Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. The Board has approved these inclusions.

THE AUDIT AND FINANCE COMMITTEE

Ronald L. Merriman, Chair

Jerry W. Burris

Jacques Esculier

David H. Y. Ho

Billie I. Williamson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and furnish copies of these reports to us.

We have reviewed copies of reports furnished to us, or written representations that no reports were required. Based solely on these reports, we believe that during 2014 our executive officers and directors complied with all such filing requirements.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL GENERAL MEETING

OF SHAREHOLDERS

The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for our 2016 Annual General Meeting of Shareholders pursuant to Rule 14a-8 of the SEC is November 27, 2015. A shareholder who otherwise intends to present business at the 2016 Annual General Meeting must comply with the requirements set forth in our Articles of Association. The Articles of Association state, among other things, that to bring business before an annual general meeting, a shareholder must give written notice that complies with the Articles of Association to our Corporate Secretary not less than 45 days nor more than 70 days prior to the first annual anniversary of the date when we first mailed our proxy statement to shareholders in connection with the immediately preceding annual general meeting. Accordingly, we must receive notice of a shareholder proposal submitted under our Articles of Association between January 16, 2016 and February 10, 2016. If the notice is received after February 10, 2016, then the notice will be considered untimely and we are not required to present such proposal at the 2016 Annual General Meeting. If the Board chooses to present a proposal submitted under our Articles of Association at the 2016 Annual General Meeting, then the persons named in the proxies solicited by the Board for the 2016 Annual General Meeting may exercise discretionary voting power with respect to such proposal. Shareholder proposals should be sent to us at our principal executive offices: P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU, United Kingdom, Attention: Corporate Secretary.

IRISH COMPANIES ACT 2014 (THE “NEW ACT”)

New Irish company legislation, the New Act, was recently enacted but has still to come into force. It is currently envisaged that the New Act, which will replace existing Irish company law statute, will come into force or commence in June 2015. We are currently conducting a review with our legal counsel to determine what changes will need to be made to our constitutional documents following the commencement of the New Act.

Our shareholders should be aware of a change to the existing law in respect of the notification of substantial shareholdings. Under the New Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares; or if as a result of a transaction a shareholder who was interested in more than 3% of our shares ceases to be so interested. Where a shareholder is interested in more than 3% of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any our ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

2014 ANNUAL REPORT ON FORM 10-K

Any shareholder wishing to review, without charge, a copy of our 2014 Annual Report on Form 10-K (without exhibits) filed with the SEC should write to us at our principal executive offices: P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU, United Kingdom, Attention: Corporate Secretary.

REDUCE DUPLICATE MAILINGS

To reduce duplicate mailings, we are now sending only one copy of our Notice of Internet Availability of Proxy Materials or Annual Report to Shareholders and Proxy Statement, as applicable, to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of these documents to a shareholder at a shared address. If you wish to receive separate copies of these documents, please notify us by writing or calling Pentair plc, P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU, United Kingdom, Attention: Corporate Secretary, Telephone: 44-161-703-1885 or (800) 328-9626.

If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple Notices of Internet Availability of Proxy Materials or Annual Reports to Shareholders and Proxy Statements, as applicable. To discontinue duplicate mailings, notify us by writing or calling Pentair plc, P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU, United Kingdom, Attention: Corporate Secretary, Telephone: 44-161-703-1885 or (800) 328-9626.

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures

Pentair plc and Subsidiaries

Reconciliation of the GAAP “As Reported” years ended December 31, 2014 and 2013 to the “Adjusted” non-GAAP excluding the effect of 2014 and 2013 adjustments (Unaudited)

In millions, except per-share data	2014	2013
Net sales	$7,039.0	$6,999.7

Operating income - as reported	851.9	742.6
% of net sales	12.1%	10.6%
Adjustments:
Inventory step-up and customer backlog	-	86.6
Restructuring and other	109.6	119.9
Pension and other post-retirement mark-to-market (gain) loss	49.9	(63.2)
Trade name impairment	-	11.0
Redomicile related expenses	10.3	5.4

Operating income - as adjusted	1,021.7	902.3
% of net sales	14.5%	12.9%
Net income from continuing operations attributable to Pentair plc - as reported	607.0	511.7
Gain on sale of businesses, net of tax	-	(15.5)
Interest expense, net of tax	-	1.6
Adjustments, net of tax	124.7	126.7

Net income attributable to Pentair plc - as adjusted	$731.7	$624.5

Continuing earnings per ordinary share attributable to Pentair plc - diluted
Diluted earnings (loss) per ordinary share - as reported	$3.14	$2.50
Adjustments	0.64	0.55

Diluted earnings per ordinary share - as adjusted	$3.78	$3.05

Pentair plc and Subsidiaries

Free Cash Flow for years ended December 31, 2014 and 2013

In millions	2014	2013
Net cash provided by (used for) operating activities of continuing operations	$1,005.0	$931.3
Capital expenditures	(129.6)	(170.0)
Proceeds from sale of property and equipment	13.1	6.0

Free cash flow	$888.5	$767.3

A-1

PENTAIR PLC

C/O BROADRIDGE

51 MERCEDES WAY

EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until noon Eastern Standard Time on May 4, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until noon, Eastern Standard Time, on May 4, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order to assure that your proxy card is tabulated in time to be voted at the Annual General Meeting, you must return your proxy card at the above address by noon Eastern Standard Time on May 4, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81589-P60140                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENTAIR PLC
The Board of Directors recommends you vote FOR the
following director nominees.

1.	Election of Directors		For	Against	Abstain

	1a.	Glynis A. Bryan	☐	☐	☐
The Board of Directors recommends you vote
	1b.	Jerry W. Burris	☐	☐	☐	FOR proposals 2, 3, 4 and 5. Proposals 2 through
						4 are ordinary resolutions. Proposal 5 is a special		For	Against	Abstain
	1c.	Carol Anthony (John) Davidson	☐	☐	☐	resolution.

	1d.	Jacques Esculier	☐	☐	☐	2.	To approve, by non-binding advisory vote, the	☐	☐	☐
compensation of the named executive officers.
	1e.	T. Michael Glenn	☐	☐	☐	3.	To ratify, by non-binding advisory vote, the	☐	☐	☐
appointment of Deloitte & Touche LLP as the
	1f.	David H.Y. Ho	☐	☐	☐		independent auditors of Pentair plc and to
authorize, by binding vote, the Audit and
	1g.	Randall J. Hogan	☐	☐	☐		Finance Committee of the Board of Directors to
set the auditors’ remuneration.
	1h.	David A. Jones	☐	☐	☐
						4.	To authorize holding the 2016 Annual General	☐	☐	☐
	1i.	Ronald L. Merriman	☐	☐	☐		Meeting of shareholders of Pentair plc at a
location outside of Ireland.
	1j.	William T. Monahan	☐	☐	☐
						5.	To authorize the price range at which Pentair	☐	☐	☐
	1k.	Billie Ida Williamson	☐	☐	☐		plc can reissue shares it holds as treasury shares
under Irish law (special resolution).

Any shareholder entitled to attend and vote at the
Annual General Meeting of Shareholders may
appoint one or more proxies, who need not be a
shareholder(s) of the Company. A proxy is required
to vote in accordance with any instructions given to
him. Completion of a form of proxy will not preclude
a member from attending and voting at the meeting
in person.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Annual Report, Notice & Proxy Statement and Irish Statutory Accounts and Related Reports are available at www.proxyvote.com.

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M81590-P60140

PENTAIR PLC

Annual General Meeting of Shareholders

May 5, 2015, 8:00 AM Local Time

This proxy is solicited by the Board of Directors

The signatory, revoking any proxy heretofore given in connection with the Meeting (as defined below), hereby appoints Randall J. Hogan, John L. Stauch and Angela D. Lageson, or any of them (the “Proxies”), as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote at the Meeting, as designated on the reverse side of this card, all ordinary shares of Pentair plc that the signatory is entitled to vote at the Annual General Meeting of Shareholders to be held at 8:00 AM, local time, on May 5, 2015, at the Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J7DR, and any adjournment or postponement thereof (the “Meeting”).

If you wish to appoint as proxy any other person, please contact the Corporate Secretary.

If the signatory is a participant in the Pentair Retirement Savings and Stock Incentive Plan (“Pentair ESOP”), the signatory hereby directs Fidelity Management Trust Company as Pentair ESOP Trustee, to vote at the Meeting, as designated on the reverse side of this card, all of the ordinary shares of Pentair plc allocated to the signatory’s account in the Pentair ESOP as of March 6, 2015.

If the signatory is a participant in the Pentair plc Employee Stock Purchase and Bonus Plan or the Pentair plc International Stock Purchase and Bonus Plan (the “Purchase Plans”), the signatory, revoking any proxy heretofore given in connection with the Meeting, hereby appoints the Proxies, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes the Proxies to represent and to vote at the Meeting, as designated on the reverse side of this card, all of the ordinary shares of Pentair plc allocated to the signatory’s account in the Purchase Plans as of March 6, 2015.

In the event of other agenda items or proposals during the Meeting on which voting is permissible under Irish law, you instruct the Proxies, in the absence of other specific instructions, to vote the shares in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side